     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION DECEMBER 11, 1997
                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           NORRIS COMMUNICATIONS, INC.
                 (Name of small business issuer in its charter)

                                   ----------

          DELAWARE                         3651                     NONE
(State or other jurisdiction of     (Primary Standard         (I.R.S. Employer
incorporation or organization)  Industrial Classification    Identification No.)
                                      organization)

                                   ----------

                         13114 EVENING CREEK DRIVE SOUTH
                           SAN DIEGO, CALIFORNIA 92128
                                 (619) 679-1504
          (Address and telephone number of principal executive offices and principal place of business)
                                   ----------
                           ELWOOD G. NORRIS, CHAIRMAN
                           NORRIS COMMUNICATIONS, INC.
                         13114 EVENING CREEK DRIVE SOUTH
                           SAN DIEGO, CALIFORNIA 92128
                                 (619) 679-1504
            (Name, address and telephone number of agent for service)

                                    COPY TO:
                              CURT C. BARWICK, ESQ.
                         HIGHAM, MCCONNELL & DUNNING LLP
                           28202 CABOT ROAD, SUITE 450
                         LAGUNA NIGUEL, CALIFORNIA 92677
                             COUNSEL FOR THE COMPANY

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

        IF THE ONLY SECURITIES REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING
BOX: [ ]

        IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [X]

        SHARES PREVIOUSLY REGISTERED PURSUANT TO REGISTRATION STATEMENT NO. 333-7709 ARE INCLUDED HEREIN IN ACCORDANCE WITH RULE 429.

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
                                                          PROPOSED        PROPOSED
                                                           MAXIMUM         MAXIMUM
   TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE     AGGREGATE    REGISTRATION
SECURITIES TO BE REGISTERED          BE REGISTERED          PER UNIT     OFFERING PRICE       FEE
-----------------------------------------------------------------------------------------------------
COMMON STOCK, $.001 PAR VALUE      3,699,279 SHARES(1)      $1.16(6)     $4,291,164(6)     $1,480
-----------------------------------------------------------------------------------------------------
COMMON STOCK, $.001 PAR VALUE      5,003,857 SHARES(2)      $0.94(6)     $4,703,626(6)     $1,622
-----------------------------------------------------------------------------------------------------
COMMON STOCK, $.001 PAR VALUE      9,610,807 SHARES(3)      $0.55(6)     $5,285,944(6)     $1,652
-----------------------------------------------------------------------------------------------------
COMMON STOCK, $.001 PAR VALUE     12,665,224 SHARES(4)      $0.12(6)     $1,519,827(6)     $  449
-----------------------------------------------------------------------------------------------------
COMMON STOCK, $.001 PAR VALUE        400,000 SHARES(5)      $0.12(6)     $   48,000(6)         14
-----------------------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE                                                                     $5,217
-----------------------------------------------------------------------------------------------------
PREVIOUSLY PAID                                                                            $4,754
-----------------------------------------------------------------------------------------------------
TOTAL DUE                                                                                  $  463
=====================================================================================================

(1) Includes the registration for resale of the following: (i) 2,666,074 shares of Common Stock issued in a private placement in June 1996, and (ii) 1,033,205 shares of Common Stock (subject to adjustment) issuable upon the exercise of warrants issued in the foregoing private placement. The registration fee for these shares was previously paid with Registration Statement No. 333-7709. Such shares are included herein in accordance with Rule 429.

(2) Includes the registration for resale of 5,003,857 shares of Common Stock (subject to adjustment) issuable upon the exercise of warrants issued in private placements in July and August, 1996. The registration fee for these shares was previously paid with Registration Statement No. 333-7709. Such shares are included herein in accordance with Rule 429.

(3) Includes the registration for resale of 6,045,160 additional shares of Common Stock estimated to be issuable upon the exercise of warrants issued in the foregoing private placements in the event of a decline in the price of the Common Stock to $0.45 per share and 2,811,723 shares of Common Stock estimated to be issuable to purchasers of warrants and Common Stock in such private placements due to delays in the registration process. Estimated solely for purposes of calculating the registration fee in connection with the Registration Statement. The registration fee for these shares was previously paid with Registration Statement No. 333-7709. Such shares are included herein in accordance with Rule 429.

(4) Includes registration for resale of 12,622,196 additional shares of Common Stock issued to private placement placees upon the exercise of Warrants issued in the foregoing private placements due to a decline in the price of the Common Stock after the May 15, 1997 effective date of Registration Statement No. 333-7709 and 43,028 shares of Common Stock issued upon adjustment of private placement penalties.

(5) Includes registration for resale of 400,000 shares of Common Stock issuable upon the exercise of a warrant issued for services.

(6) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the bid and asked prices for the Common Stock on July 3, 1996, August 27, 1996 and on February 7, 1997, as reported by NASDAQ, was $1.16, $0.94 and $0.55, respectively. The average bid and asked prices for the Common Stock on December 5, 1997, as reported by the OTC Bulletin Board, was $0.12.

        THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                           NORRIS COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                              CROSS REFERENCE SHEET
                    BETWEEN ITEMS OF FORM SB-2 AND PROSPECTUS

REGISTRATION STATEMENT ITEM AND HEADING                   PROSPECTUS CAPTION
---------------------------------------                   ------------------
 1.     Forepart of the Registration Statement            Outside Front Cover Page

 2.     Inside Front and Outside Back Cover Pages         Inside Front and Outside Back Cover Pages
        of Prospectus

 3.     Summary Information and Risk Factors              Prospectus Summary, Risk Factors

 4.     Use of Proceeds                                   Not Applicable

 5.     Determination of Offering Price                   Not Applicable

 6.     Dilution                                          Not Applicable

 7.     Selling Security Holders                          Selling Shareholders

 8.     Plan of Distribution                              Cover Page; Selling Shareholders

 9.     Legal Proceedings                                 Business

10.     Directors, Executive Officers, Promoters          Management
        and Control Persons

11.     Security Ownership of Certain Beneficial          Principal Shareholders
        Owners and Management

12.     Description of Securities                         Description of Securities

13.     Interest of Named Experts and Counsel             Legal Matters; Experts

14.     Disclosure of Commission Position on              Management
        Indemnification of Securities Act Liabilities

15.     Organization Within Last 5 Years                  Not Applicable

16.     Description of Business                           Business

17.     Management's Discussion and Analysis or           Management's Discussion and Analysis of
        Plan of Operations                                Financial Condition and Results of Operations

18.     Description of Property                           Business

19.     Certain Relationships and Related                 Certain Transactions
        Transactions

20.     Market Price for Common Equity and                Market for Common Stock and
        Related Shareholder Matters                       Related Shareholder Matters

21.     Executive Compensation                            Management

22.     Financial Statements                              Financial Statements

23.     Changes in and Disagreements with                 Not Applicable
        Accountants on Accounting and Financial
        Disclosure

                                                                      PROSPECTUS

               31,379,167 SHARES OF COMMON STOCK ($.001 PAR VALUE)

                           NORRIS COMMUNICATIONS, INC.

        This Prospectus relates to 31,379,167 shares of Common Stock, $.001 par value ("Common Stock") of Norris Communications, Inc., a Delaware corporation (the "Company"), heretofore issued to the persons listed as the Selling Shareholders. Such shares of Common Stock are being offered for the respective accounts of the Selling Shareholders, and will be sold from time to time by the Selling Shareholders in the national over-the-counter market or otherwise at their prevailing prices, or in negotiated transactions. The Company will receive no proceeds from the sale of such shares of Common Stock by the Selling Shareholders. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being paid by the Company.

        The shares of Common Stock offered hereby includes the resale of such presently indeterminate number of shares of Common Stock as shall be issued in respect of (i) 2,666,074 shares of Common Stock (subject to adjustment) issued in private placements in or about June 1996, (ii) 12,082,222 shares of Common Stock (subject to adjustment) issuable upon the exercise of warrants ("Warrants") issued in connection with the June 1996 private placement, as well as, additional private placements in July and August 1996, (iii) 2,811,723 shares of Common Stock issuable to the Selling Shareholders due to delays in the registration process, (iv) 12,665,224 shares of Common Stock issuable upon exercise of the Warrants or otherwise pursuant to the terms of the foregoing private placements due to a decline in the average bid and asked prices per share of the Common Stock and (v) 400,000 shares of Common Stock issuable upon a warrant issued for services. The number of shares of Common Stock issuable in connection with such transactions is subject to adjustment and could be less or more than the estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock.
                                   ----------

                THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 7 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

        The shares offered hereby were acquired by the Selling Shareholders from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the shares under the Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Shareholders."

        The shares offered hereby may have been acquired by the Selling Shareholders from the Company in a transaction deemed to involve general solicitation. Such a transaction may have created a contingent liability of the Company to the Selling Shareholders. See "Risk Factors."

        Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        The Common Stock is traded in the over-the-counter market on the National Association of Securities Dealers, Inc. ("NASD") Electronic Bulletin Board ("OTC Bulletin Board") under the symbol "NCII." On December 5, 1997, the bid and asked prices per share, as reported by the OTC Bulletin Board were $0.___ and $0.___ respectively.

             -----------------------------------------------------
                The date of this Prospectus is December __, 1997

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, such information may be accessed electronically at the Commission's web site on the Internet at www.sec.gov.

        The Company intends to distribute to its stockholders annual reports containing audited consolidated financial statements with a report thereon by independent chartered accountants after the end of each fiscal year. In addition, the Company will furnish to its shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the secretary of the Company.

        The Company has filed with the Commission a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................. 4

RISK FACTORS....................................................................7

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS........................14

SELECTED FINANCIAL DATA........................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS....................................................16

BUSINESS.......................................................................22

MANAGEMENT.....................................................................29

CERTAIN TRANSACTIONS...........................................................31

PRINCIPAL SHAREHOLDERS.........................................................32

SELLING SHAREHOLDERS...........................................................35

DESCRIPTION OF SECURITIES......................................................37

LEGAL MATTERS..................................................................38

EXPERTS........................................................................38

FURTHER INFORMATION............................................................38

INDEX TO FINANCIAL STATEMENTS..................................................40

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of important factors that should be considered by prospective investors related to forward-looking statements included in this Summary.

                                   THE COMPANY

        The Company is a holding company which, through its wholly-owned United States subsidiary, is an innovator in developing and marketing advanced electronic product designs and technologies employing a rapidly growing non-volitile storage media (flash memory) for the portable computing, digital recording, mobile office and telecommunication markets. The Company is engaged in a single industry segment: the development, manufacture and marketing of proprietary electronic technology and products. The Company was incorporated in Canada under the British Columbia Company Act on February 11, 1988 under the name 340520 B.C. Ltd. The Company changed its name to Norris Communications Corp. on April 7, 1988 and on November 22, 1994 continued its jurisdiction of incorporation to the Yukon Territory, Canada. The Company further continued its jurisdiction of incorporation to Wyoming on August 30, 1996 and on September 4, 1996 reincorporated into Delaware.

        As described more fully below, through a series of transactions, the Company has evolved to its present structure as a holding company for its principal, wholly-owned subsidiary, Norris Communications, Inc., a California corporation ("NCI"). Through NCI, the Company is principally involved in developing, manufacturing and marketing products such as the FLASHBACK recording device, a proprietary technology for information storage and retrieval and related electronic technology and products to original equipment manufacturer ("OEM") customers. The Company also holds as an investment, 940,734 common shares (approximately 12.1% as of March 31, 1997) of JABRA Corporation ("JABRA"). Prior to January 15, 1993, JABRA was a wholly-owned subsidiary of the Company. JABRA is a developer and manufacturer of communication products for desktop, mobile and wireless applications.

        During 1993, the Company invented and commenced development of advanced digital recording technology that does not involve mechanical moving parts. Although various digital techniques have been adapted to sound recording and reproduction, such as compact disc players and digital tape recorders, these devices still utilize mechanical techniques for moving the storage media as well as positioning the read/write head in the case of compact discs. The Company's technology is designed to substitute all solid state electronic control for traditional mechanical functions and magnetic media. The Company's technology combines a micro-processor based control system with data compression and a non-volatile storage media to produce a no-moving-parts recording scheme with advanced features and capabilities.

        Management believes the Company's newly developed proprietary technology for information storage lends itself to a broad array of product applications. Through a technique of combining digital signal processing with state-of-the-art compression algorithms and a non- volatile storage array all managed by a microcontroller, it is possible to store data without the need for magnetic media such as is presently used in audio/video tape recording equipment as well as computer hard drives and diskettes. Since there are no moving parts, there are correspondingly no motors, belts, or other control devices required. All functions associated with devices designed around this new technology can be operated by existing microprocessor control devices. Should the prices of various forms of storage arrays, such as flash memory chips, continue to decline as is generally predicted, more applications utilizing these techniques will become cost effective.

        The Company has utilized this proprietary technology to develop its FLASHBACK recording device, as part of its strategy of developing practical electronic products with broad applications. In November 1996 the Company entered into an OEM contract with Sanyo Information Systems U.K. Ltd. and in January 1997 entered into an OEM development agreement with Lanier Worldwide, Inc. The Company anticipates the majority of its future revenues will be from license and royalty fees and from contract development services. The FLASHBACK and related electronic technology and products are being marketed to OEM customers by the Company's subsidiary, NCI.

        The address of the Company's principal executive office is 13114 Evening Creek Drive South, San Diego, California 92128 and its telephone number is (619) 679-1504. The Company's primary operating facilities are located at that address.

                        THE SELLING SHAREHOLDER OFFERING

Common Stock outstanding as of
  November 30, 1997 (1)                                   56,413,405 shares

Common Stock offered by Selling
  Shareholders (2)                                        31,379,167 shares

OTC Bulletin Board Symbol                                 NCII

Risk Factors                                              The securities offered  hereby involve a high
                                                          degree of risk. See  "Risk Factors" and
                                                          "Selling Shareholders."

----------
(1) Does not include 3,586,595 shares (subject to adjustment) issuable upon the exercise of presently outstanding options and warrants.

(2) Includes the resale of such presently indeterminate number of shares of Common Stock as shall be issued in respect to (i) 2,666,074 shares of Common Stock (subject to adjustment) issued in private placements in or about June 1996, (ii) 12,082,222 shares of Common Stock (subject to adjustment) issuable upon the exercise of Warrants issued in connection with the June 1996 private placement, as well as, additional private placements in July and August 1996, (iii) 2,811,723 shares of Common Stock issuable to the Selling Shareholders due to delays in the registration process, (iv) 12,665,224 shares of Common Stock issuable upon exercise of the Warrants or otherwise due to a decline in the average bid and asked prices per share of the Common Stock and (v) 400,000 shares of Common Stock issuable to a Selling Shareholder upon the exercise of a Warrant.

                          SUMMARY FINANCIAL INFORMATION
                        (IN THOUSANDS, EXCEPT SHARE DATA)

        The summary financial information which is set forth below should be read in conjunction with the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. The selected consolidated statements of operations and balance sheets data for the fiscal years ended March 31, 1997 and 1996, have been derived from Consolidated Financial Statements of the Company which have been audited by Ernst & Young, independent auditors, and included herein. The unaudited consolidated balance sheets data as of September 30, 1997, and the unaudited consolidated statements of operations information for the six months ended September 30, 1997 and 1996, have been derived from unaudited financial information prepared on the same basis as the audited Consolidated Financial Statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented.

                                   FISCAL YEAR                        SIX MONTHS
                                 ENDED MARCH 31,                  ENDED SEPTEMBER 30,
                         ------------------------------      ------------------------------
                             1997              1996              1997              1996
                         ------------      ------------      ------------      ------------
OPERATIONS DATA:
Revenues                 $    653,700      $  1,328,502      $    704,403      $    301,543
Cost of revenues            2,111,999         4,413,814           484,694         1,049,318
Operating expenses          7,266,715         4,859,733           678,175         2,857,336
Loss for the period        (9,597,102)       (8,455,696)         (325,197)       (3,657,852)
Loss per share                  (0.44)            (0.64)            (0.01)            (0.19)
Weighted average
  number of common
  shares outstanding       21,632,233        13,143,188        39,145,164        19,641,347


                                             MARCH 31,          SEPTEMBER 30, 1997
                                  ----------------------------  ------------------
                                      1997            1996
                                  -----------      -----------
BALANCE SHEETS DATA:
Total assets                      $ 2,165,073      $ 8,914,705      $ 2,835,494
Working capital (deficit)            (564,503)       1,056,029        1,003,757
Current liabilities                 2,488,188        5,351,811        1,626,683
Long term liabilities                      --        4,285,714          611,030
Redeemable Preferred Stock                 --               --          782,500
Stockholders' equity
  (deficiency)                       (323,115)        (722,820)        (184,719)

                                  RISK FACTORS


        THE SECURITIES WHICH ARE OFFERED HEREBY ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY, IN ADDITION TO THE INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

        Dependence Upon New Product and Technology. An investment in the securities offered hereby must be considered an investment risk due to the nature of the Company's business, the industry in which it is operating, and the present stage of its development. The scale and scope of the Company's business is changing. Historically, a majority of the Company's revenues have been derived from its contract manufacturing business, which was discontinued in fiscal 1997, and from direct sales of the Company's FLASHBACK family of products. The Company has completed the transition from a manufacturing and sales organization to an OEM provider of technology, product development services and technology licensing. The Company's future growth, as a consequence, is greatly dependent upon the successful marketing of the FLASHBACK family of products and related technology (through existing OEM relationships and new relationships) and contract development services for custom digital products. The Company's performance will be dependent upon the risks that are inherent in any business venture that is undergoing a major change in the scope of its operations, certain specific risks that are discussed below, future events and developments, and changes in the Company's policies and methods of operations in the future.

        No Established Market for New Products. The Company has developed a proprietary technology which is used in its FLASHBACK MOBILE OFFICE. The FLASHBACK MOBILE OFFICE is currently sold on an OEM basis through Sanyo in the United Kingdom, Germany, France and elsewhere in Europe. As of September 30, 1997, relatively few sales have occurred, a limited number of written purchase orders have been received and no established market for the Company's products exists. There can be no assurance that Sanyo will be successful in distributing the products in Europe or continue to order from the Company or that such products will be favorably accepted by the marketplace or that significant sales of such product will occur.

        Significant Losses From Operations. The Company has incurred operating losses in six of its past seven fiscal years with operating losses from continuing operations of $8,725,000, $7,945,000, $7,142,000, $2,442,000,
$4,427,000 and $236,000 for the fiscal years ended March 31, 1997, March 31, 1996, March 31, 1995, March 31, 1994, March 31, 1993 and March 31, 1991,
respectively. The Company, additionally, has reported an operating loss for the period ended September 30, 1997 of $458,000. The Company's losses are expected to continue until such time as the Company is able to sell the FLASHBACK family of products in commercial quantities and/or increase license and royalty fees from OEM contracts and development services. No assurance can be given as to the Company's ability to accomplish the foregoing. The Company's inability to accomplish the foregoing would have a material adverse effect upon the Company's ability to operate profitably, and may force the Company to reduce or curtail operations. The Company is also subject to the risks normally associated with any new business activity, including unforeseeable expenses, delays and complications. Accordingly, no assurance can be given that the Company can or will report operating profits in the future.

        Possible Inability to Continue as a Going Concern. The Company has suffered recurring losses from operations. This factor, in combination with (i) reliance upon debt and new equity financing to fund the continuing, losses from operations and cash flow deficits, (ii) substantial inventory and material decline in inventory turnover, (iii) material net losses and cash flow deficits from operations during fiscal 1996 and fiscal 1997 and (iv) the possibility that the Company may be unable to meet its debts as they come due, raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to obtain adequate financing and achieve a level of revenues, adequate to support the Company's capital requirements, as to which no assurance can be given. In the event the Company is unable to continue as a going concern, it may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

        Management's Plans for Improving Operations. Management has undertaken steps as part of a plan to improve operations with the goal of sustaining Company operations for the next twelve months and beyond. These steps include
(i) re-focusing the Company on a family of products, technology components and software and not having the Company be reliant on a single recorder product, (ii) expanding the Company's private label product offering by introducing VOICELINK and MOBILE OFFICE products, (iii) focusing sales and marketing on the OEM markets, and (iv) controlling overhead and expenses. There can be no assurance the Company can attain profitable operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management's Plans For Improving Operations."

        Substantial Working Capital Requirements. At September 30, 1997, the Company had working capital of $1.0 million, compared to working capital deficit of $0.6 million at March 31, 1997. The Company had approximately $1.6 million of working capital invested in inventories at September 30, 1997 similar to the level of inventories at March 31, 1997. The increase in working capital is a result of the issuance of preferred stock and long term notes as well as the settlement of an accrued lease obligation through the issuance of a three year term note offset by the Company's continuing losses and included a $0.2 million reduction in accounts payable and accrued liabilities and a $0.2 million increase in accounts receivable. At September 30, 1997, the Company had no bank lines of credit or related financing facilities and $0.6 million in long term debt. Given the Company's cash position and assuming the rate of revenues and expenditures and level of operations after the restructuring, the Company will require additional capital within the next twelve months to meet its debts as they become due and to continue as a going concern. The Company is currently financing its operations from the sale of inventory and from funds received from OEM and contract development agreements. The Company estimates that at current expenditure levels and projected working capital requirements it will require a minimum of an additional $0.5 million to continue operating for the next twelve months. The existing OEM and licensing business may be able to generate some of the additional funding required depending on the ability of OEM and licensing activities to generate revenues, however there can be no assurance thereof. The Company is currently pursuing various alternatives to meet its needs for additional capital. There can be no assurance the Company will be successful and any such financing may be dilutive to current shareholders. The failure to raise additional funds could have a material adverse effect on the Company and could force the Company to further reduce or curtail operations. The Company may, from time to time, seek additional funds through lines of credit, public or private debt or equity financing. The Company estimates that it will require additional capital to finance future developments and improvements to its technology. There can be no assurances that additional capital will be available when needed.

        Possible Contingent Liability-Under Federal and State Securities Law. The Company may have a liability to certain of the Selling Shareholders due to a possible violation of Securities and Exchange Commission Rule 502(c) and comparable state securities rules and regulations which prohibit an issuer from selling securities in a private placement by any form of general solicitation or general advertising. This violation, in turn, could cause the Company to be in violation of Section 5 of the Securities Act which prohibits the sale of securities pursuant to a prospectus that does not satisfy the requirements of the Securities Act. Such violations, if deemed to occur, could give rise to a private right of action by the Selling Shareholders against the Company for rescission and/or damages.

        Potential Detrimental Effect on the Company. If all of the Selling Shareholders were to exercise their rights, assuming a violation, and seek to rescind their purchases of Common Stock (sold at a per share price of $0.69-$0.70 per share and Warrants sold at face value and exercisable into Common Stock at a 30% discount to the average sales price per share for the five trading days preceding the date of exercise), the Company would have to return approximately $5,670,000 to such shareholders, plus interest. If the Company did not have sufficient working capital to satisfy its obligation to repurchase such securities, the Company would have to borrow the necessary funds. If it is unable to borrow funds, the Company would have to sell assets to satisfy its obligation. Given the Company's historic reliance upon debt and new equity to fund the continuing losses from operations and cash flow deficits and its possible present inability to continue as a going concern, such liability, if it occurs, could require the Company to seek protection from its creditors by filing a voluntary petition in bankruptcy. The closing price for the Common Stock on December 5, 1997 was $0.12.

        Release and Waiver Agreements. The Company has provided each of the Selling Shareholders with agreements providing notice of the possible violation of federal and state securities laws prohibiting an issuer from selling securities in a private placement by any form of general solicitation or general advertising and has requested that each Selling Shareholder forego any private right of action that such Selling Shareholder may have as a result of such possible violation. In connection therewith, Selling Shareholders with aggregate purchases of Common Stock and Warrants equal to $5,420,000 upon request, without payment or other monetary inducement, have executed written releases and waivers with respect thereto, effectively reducing the possible liability to approximately $250,000. While the Company believes that other exemptions and defenses may be available in the event of violation of Rule 502(c), there can be no assurance that the Selling Shareholder who has elected not to release the Company will not commence litigation against the Company or that an unfavorable decision in such litigation will not materially adversely affect the Company.

        Enforceability. It is possible that the release and waiver agreements could be challenged at some later date by a Selling Shareholder on grounds of enforceability (i.e., that such agreements are unenforceable under federal or state law) or because individual state securities laws were not specific references. Although the Company has no present reason to believe that the release and waiver agreements are not enforceable, a contrary finding by a federal or state court may result in a continuing risk of potential liability to other Selling Shareholders.

        Limited Release. The releases and waivers provided by the Selling Shareholders were limited to any private right of action which such shareholders may have had as a result of any violation of federal and state securities laws prohibiting an issuer from selling securities in a private placement by any form of general solicitation. Such releases and waivers, as a result, will not be applicable as a defense to other claims under the securities laws which, at a later date, may be asserted, including fraud liability for false and misleading statements in the Prospectus.

        Competition. The market for electronics products is intensely competitive and has been affected by foreign competition. The Company competes and expects to compete with a number of large foreign companies with U.S. operations and a number of domestic companies, many of which have substantially greater financial, marketing, personnel and other resources than the Company. In addition, the industry in which the Company competes has been characterized in recent years by rapid and significant technological changes and frequent new product introductions. Current competitors or new market entrants could introduce new or enhanced products with features which render the Company's technology or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. The ability of the Company to compete successfully will depend in large measure on its ability to maintain its capabilities in connection with upgrading its products and quality control procedures and to adapt to technological changes and advances in the industry. In addition, the Company's FLASHBACK product competes with a number of conventional tape recording devices, and has to compete in an established market with a technology that is not compatible with the present standard in such market. The major manufacturers of micro cassette recorders which are the most competitive include Thomson (GE), Olympus, Panasonic, Sanyo and Sony. There can be no assurance that the Company will be able to keep pace with the technological demands of the marketplace or successfully enhance its products or develop new products which are compatible with the products of the electronics industry.

        Product Line; Reliance on Major Customers. The Company has recently completed a transition from a manufacturing and sales organization to an OEM provider of technology, product development services and technology licensing. As a result of this restructuring and change in the source of revenues, comparisons to prior results are less meaningful and prior operating results are not indicative of future results. Moreover, demand for the Company's private labeled FLASHBACK products is uncertain as the Company's OEM customers are in the early stages of entering various marketing channels. Sales are expected to be subject to significant month to month variability resulting from the limited market penetration achieved to date and the seasonal nature of demand for consumer electronic products. The markets for consumer electronic products are subject to rapidly changing customer tastes and its OEM customers face a high level of competition. Demand for FLASHBACK products and technology is expected to be influenced by marketing and advertising expenditures, product positioning in retail outlets, technological developments and general economic conditions. Because these factors can change rapidly, customer demand can also shift quickly. The Company may not be able to respond to changes in customer demand because of the time required to change or introduce products, production limitations and limited financial resources. Any failure to manufacture and sell the FLASHBACK products in commercial quantities will have a material adverse effect on the Company and jeopardize its ability to continue as a going concern. See "Possible Inability to Continue as a Going Concern." Moreover, a substantial portion of the Company's revenues have been derived primarily from a limited number of customers. For the six month period ended September 30, 1997, sales of the Company's FLASHBACK product to Sanyo and provision of contract development services to Lanier accounted for approximately 94% of its revenues. There can be no assurance that any such customers will continue to purchase FLASHBACK products or development services from the Company in the future. The loss of certain large customers or a decline in the economic prospects of such customers would have a material adverse effect on the Company.

        Dependence Upon Major Suppliers. In the past the Company "box-built" its FLASHBACK product from parts and electronic components purchased from regular distribution channels. The Company owns its own tooling and although plastic cases have been produced by one supplier, other suppliers exist to supply plastic parts. Delays could occur, however, should the Company be required to change suppliers. The Company is currently reliant on

DSP Group, Inc., a sole source supplier, for one key electronic component produced to the Company's specifications. Although other suppliers of the basic component exist, additional time would be required to modify components to meet the Company's specifications, and any delays could have an adverse impact on the Company's results of operations. The Company believes there are secondary suppliers of components such that it is not otherwise reliant on one supplier, although delays could result should the Company be required to change suppliers of longer lead time components. Delays could also result from component shortages, which are common to the electronics industry. The occurrence of any such events could have a material adverse impact on the Company's operations.

        The Company's business is subject to the risk of price fluctuations and periodic shortages of components. The Company has no supply agreements with its suppliers and, accordingly, purchases components pursuant to purchase orders placed from time to time in the ordinary course of business. Failure or delay by such suppliers in supplying necessary components to the Company could adversely affect the Company's ability to manufacture and deliver products on a timely and competitive basis.

        Dependence on Contract Manufacturer. To date, the Company's sales of FLASHBACK products to Sanyo have been from existing inventory. Continued future sales of FLASHBACK products to Sanyo or others and the sale of future products pursuant to the Lanier development agreement, if any, requires that the Company establish a contract manufacturing arrangement with one or more assemblers of electronic components. Thereafter, the Company will be dependent on such party or parties to assemble products for the Company's customers. Failure to establish a relationship on acceptable terms could have an adverse effect on the Company's operations.

        Limited Marketing Capability. The Company has limited marketing capabilities and resources and is primarily dependent upon in-house employees for the marketing and sale of its private labeled FLASHBACK product and its OEM and licensing business. Attracting new OEM customers requires ongoing marketing and sales efforts and expenditure of funds to create awareness of and demand for the Company's products and technology. There can be no assurance that the Company's marketing efforts will be successful or result in significantly increased levels of revenues.

        Reliance on Key Employees. The Company is currently dependent upon the continued support and involvement of existing management, some of whom do not have employment contracts. The loss of members of existing management would severely curtail the Company's ability to operate and implement its business plan. Elwood Norris serves as a director of two other companies. As such, he currently devotes only part-time services to the Company (approximately 20 hours per week). The Company may need to hire additional skilled personnel, including additional engineers, to support the anticipated growth in its business. The inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect the Company's business.

        Certain Transactions/Conflict of Interest. Elwood Norris, the Chairman of the Board and a Director of the Company, is also a director of American Technology Corporation ("ATC"). He is the beneficial owner of approximately 29% of the issued and outstanding shares of ATC. Robert Putnam, the Secretary and a Director of the Company, is also a Vice President and Treasurer of ATC. Mr. Putnam is the beneficial owner of approximately 4% of the issued and outstanding shares of ATC. As a result of their ownership and involvement with ATC, Mr. Norris and Mr. Putnam have in the past, and may in the future, devote a substantial portion of their time to their other endeavors. See "Certain Transactions."

        Unpredictable Product Acceptance. The Company's sales and marketing strategy contemplates sales of its existing private label FLASHBACK products and related companion products (upon completion of their development), to the electronics and computer software markets, including sales to markets through its OEM customers yet to be established. The failure of the Company's OEM customers to penetrate their projected markets would have a material adverse effect upon the Company's operations and prospects. Market acceptance of the Company's private label products will depend in part upon the ability of the Company to demonstrate the advantages of its products over competing products.

        Technological Obsolescence. The electronics, contract manufacturing and computer software markets are characterized by extensive research and development and rapid technological change resulting in very short product life cycles. Development of new or improved products, processes or technologies may render the Company's proposed products obsolete or less competitive. The Company will be required to devote substantial efforts and financial resources to enhance its existing products and methods of manufacture and to develop new products and methods. There can be no assurance that the Company will succeed with these efforts. Moreover, there can be no assurance that the Company will be able to overcome the obstacles necessary to complete its proposed products or that other products will not be developed which would render the Company's proposed products obsolete.

        Protection of Proprietary Information. The Company owns one patent protecting its products. The Company has applied for additional multiple patents for its FLASHBACK technology, but there is no assurance that any additional patents will be awarded. The Company has received notification of allowance from the United States Patent and Trademark Office for use of FLASHBACK as a registered trade name. Other trade names are owned by the Company and applications for registration of additional trade names are pending. The Company does not own any copyrights. The Company treats its technical data as confidential and relies on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of the Company's proprietary information or that others will not independently develop products or technology that are equivalent or superior to those of the Company. With respect to patented products, there can be no assurance that the Company will be able to identify, and successfully prosecute, infringements of such patents. The Company may receive in the future communications from third parties asserting that the Company's products infringe the proprietary rights of third parties. There can be no assurance that any such claims would not result in protracted and costly litigation. There can be no assurance that any particular aspect of the Company's technology will not be found to infringe the products of other companies. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology useful or necessary to the Company's business. The extent to which the Company may be required to seek licenses under such proprietary rights of third parties and the cost or availability of such license, cannot be predicted. While it may be necessary or desirable in the future to obtain licenses relating to one or more of its proposed products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms.

        Lack of Dividends. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. The Company currently intends to retain any future earnings to fund the development and growth of its business. See "Market for Common Stock and Related Shareholder Matters."

        NASDAQ Listing Requirements; Risk of Low-Price Securities. The Securities and Exchange Commission (the "Commission") approved rules imposing more stringent criteria for the listing of securities on NASDAQ, including total assets and net worth requirements of $4,000,000 and $2,000,000, respectively. The Company does not currently satisfy NASDAQ's listing criteria and if it is unable to satisfy such criteria in the future, trading, if any is and will be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board. As a consequence, investors could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

        In addition, the Common Stock is subject to Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of investors to sell their securities in the secondary market.

        The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock in the account and information on the limited market in penny stocks. While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, or (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such security are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

        Recent Sales of Securities; Possible Future Dilution. During fiscal 1997, the Company received $3,396,505 from the issuance and sale of Warrants net of offering costs of $409,395. The original terms of the Warrants provided that the face amount of the Warrants or $3,805,900 was exercisable, without further cash payment, into shares of Common Stock of the Company at the lessor of: $0.70 per share (with respect to $805,900 of Warrants) and $0.69125 per share (with respect to $3,000,000 of Warrants) or a 30% discount to the five day moving average bid price of the shares on the day prior to exercise with the exercise price of the warrants further discounted by 7% per year until the Warrants are exercised. The Company does not presently have sufficient authorized and unissued shares of Common Stock for the exercise of the remaining Warrants. Under the terms of the Warrants, the Company is obligated to take action to increase the authorized shares and conversions in excess of authorized and unissued Common Stock are suspended pending such increase. In September 1997, the remaining three Warrant holders executed Amendment No. 1 to Stock Purchase Warrants. Among other terms, the Amendment fixes the exercise price at $0.0875 per share subject to certain adjustments. The fixed price of $0.0875 per share may be adjusted down (i) to 80% of the market price following certain changes in the Company's Common Stock including a reverse stock split, and (ii) to the price at which new securities are issued if at a price below $0.0875 per share. At the fixed price of $0.0875 per share the remaining Warrants ($1.3 million, as adjusted) are convertible into approximately 15.3 million shares as of September 30, 1997. The number of shares issuable further increases by 7% per annum. The original expiration of the Warrants was in July and August 1999, however, such date is currently being extended during the suspension period as described above. Under terms of Amendment No. 1, the Company issued 1,000,000 additional shares of Common Stock to Warrant holders during September 1997 from shares previously reserved for other warrants and options and issued a second 1,000,000 shares of Common Stock to be made available from shares previously reserved for other warrants and options in October 1997. The Company also has agreed to hold a stockholders meeting or otherwise conduct a consent solicitation to increase the authorized number of shares on or before January 5, 1998 and have sufficient shares authorized by Feb. 15, 1998. Failure by the Company to meet these conditions allows the Warrant holders, at their option, to nullify Amendment No
1. The conversion or exercise of these securities could be dilutive and the potential dilution to existing stockholders could be material.

        In June 1997, the Company issued secured notes which bear interest at 12%, payable quarterly. The notes are collateralized by the Company's issued and pending patents and the FLASHBACK technology. The notes may become convertible only when and if allowable under the terms of the Warrants and when sufficient authorized stock is available and are then convertible at the lowest Warrant conversion price used by the Warrant holders (currently $0.0875 per share), subject to certain future adjustments. Upon conversion, the note holders will receive a stock purchase warrant exercisable into the same number of shares as converted at the conversion price for a period of three years. If these notes were convertible by their terms on September 30, 1997, they would have been convertible into approximately 5.7 million shares of Common Stock with warrants exercisable into a like number of shares at $0.0875 per share for three years.

        During September 1997, the Company sold 82,000 shares of Series A Preferred Stock (the "Series A Preferred Stock") at $10.00 per share or $820,000 with net proceeds of $782,500. Subsequent to September 30, 1997 the Company sold an additional 17,500 shares for gross proceeds of $175,000.

        The Series A Stock is convertible into shares of Common Stock computed by dividing $10.00 plus accrued and unpaid dividends by the lesser of (i) $0.0875 or (ii) 80% of the average closing bid price for the Common Stock for the ten trading days immediately following any and each distribution in shares, subdivision, split up, combination, reclassification, or other change in Common Stock. There are not currently sufficient authorized but unissued shares of Common Stock available for conversion of the Series A Stock and the Company is obligated to take appropriate corporate action to authorize additional shares of its Common Stock, to be reserved and kept available solely for issuance upon the conversion of the Series A Stock. There can be no assurance when or if the Series A Stock will become convertible. The Company is required to redeem the Series A Stock on September 1, 2000 ("Mandatory Redemption Date") and upon the occurrence of certain other events. The Company may redeem the Series A Stock earlier only if there are sufficient shares available for conversion of the Series A Stock. The redemption price is $10.00 per share plus accrued and unpaid dividends if there are sufficient shares available for conversion of the Series A Stock, otherwise the redemption price is equal to the greater of (i) $10.00 per share plus accrued and unpaid dividends or (ii) an amount equal to a five day market price multiplied by the shares into which the Series A Stock would be convertible if shares were authorized, plus a 10% premium. If sufficient shares of Common Stock for conversion of the Series A Stock are not authorized by March 31, 1998, the dividend rate shall be increased to 12% until sufficient shares are authorized and the Mandatory Redemption Date shall be accelerated to December 31, 1998.

        At October 31, 1997, the Company had 56,413,405 shares of Common Stock outstanding. In addition to stock options and stock purchase warrants as described in the footnotes to the Company's financial statements, at October 31, 1997, an additional 14,375,613, 5,714,286 and 11,454,077 shares of Common Stock are issuable, under certain circumstances, upon conversion or exercise of the Warrants, secured notes and Series A Preferred Stock, respectively.

        Lack of Authorized Shares of Common Stock. The Company currently has no authorized and unissued or unreserved shares of Common Stock. This factor severely limits the Company's ability to obtain additional sources of financing. The Company is pursuing various options to resolve the deficiency of authorized Common Stock, including seeking stockholder approval to increase the authorized number of shares. However, there can be no assurance of a timely resolution. Failure to increase the authorized number of shares of Common Stock could have a material adverse effect on the Company, results of operations and may cause it to be unable to continue as a going concern.

        Volatility of Stock Price. To date, the price of the Company's Common Stock has been extremely volatile. The Company believes that future announcements concerning the Company, its competitors or its principal customers, including technological innovations, new product introductions, governmental regulations, litigation or changes in operating results, may cause the market price of the Common Stock to fluctuate substantially in the future. Trading in the Company's Common Stock is currently conducted in the over-the-counter market on the NASD Electronic Bulletin Board or in what are commonly referred to as the "pink sheets." As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. Sales of substantial amounts of the Company's outstanding Common Stock in the public market could materially adversely affect the market price of the Common Stock. Further, in recent years the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These fluctuations as well as general economic, political and market conditions such as recessions or international currency fluctuations, may materially adversely affect the market price of the Common Stock. See "Risk Factors - Recent Sales of Securities; Possible Future Dilution."

        Important Factors Related to Forward-Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the products and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus may include or relate to (i) re-focusing the Company on a family of products, technology components and software and not having the Company be reliant on a single recorder product;
(ii) expanding the retail product offering by introducing a computer interface VOICELINK which allows the FLASHBACK recorder to interact with a personal computer, and communicate with other computers via the internet; (iii) repositioning the core retail product, the FLASHBACK recorder, at the computer peripheral and telephony markets; (iv) building a sales and marketing infrastructure to focus on the computer retail and OEM markets; and (v) upgrading and expanding the management team; (vi) development of appropriate technology and the ability of the Company to enforce its patent or obtain additional patents; (vii) increasing sales through the introduction and development of new products and product lines; (viii) success of marketing initiatives to be undertaken by the Company; (ix) increasing distribution through expansion of the Company's network of distributors and its customer base; (x) success of the Company in forecasting demand for particular products and its success in establishing production and delivery schedules and forecasts which accurately anticipate and respond to market demand; (xi) success in expanding the Company's market through increasing sales to large regional and national distributor accounts; and (xii) success of the Company in achieving increases in net sales such that cost of goods sold and selling, general and administrative expenses may decrease as a percentage of net sales.

        The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that the Company will continue to design, manufacture, market and ship new products on a timely basis, that competitive conditions within the computer peripheral and telephony markets will not change materially or adversely, that the computer peripheral and telephony markets will continue to experience steady growth, that demand for the Company's products will increase, that the Company will obtain and/or retain existing distributors and key management personnel, that inventory risks due to shifts in market demand will be minimized, that the Company's forecast will accurately anticipate market demand and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed above, the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause the Company's net sales or net income (or loss), or growth in net sales or net income (or loss), to differ materially from prior results. Growth in absolute amounts of costs of sales and selling and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated in the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing, capital expenditure or other budgets, which may in turn affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

        The Company's Common Stock was quoted on the National Association of Securities Dealers Automated Quotation System (NASDAQ) (symbol NCII) from April 6, 1993 until August 20, 1997. Since August 20, 1997 the Company's Common Stock has been traded in the over-the-counter market on the OTC Bulletin Board. The following table sets forth, for the periods indicated, the high and low closing bid prices for the Common Stock, as reported by NASDAQ or the OTC Bulletin Board, for the quarters presented. Bid prices represent inter-dealer quotations without adjustment for markups, markdowns, and commissions.

                                                    (STATED IN UNITED STATES DOLLARS PER SHARE)
                                                                High            Low
Fiscal year ended March 31, 1996
        First quarter                                           3 5/8           1 9/16
        Second quarter                                          2 3/8           1 1/4
        Third quarter                                           2 3/32            7/8
        Fourth quarter                                          1 15/16         1
Fiscal year ended March 31, 1997
        First quarter                                           1 13/16         1
        Second quarter                                          1 3/16            3/4
        Third quarter                                             29/32           3/8
        Fourth quarter                                          1                13/32
Fiscal year ended March 31, 1998
        First quarter                                             13/32           1/8
        Second quarter                                            1/4             1/10


        At November 30, 1997, there were 56,413,405 shares of Common Stock outstanding, which were held by approximately 423 shareholders of record.

        The Company has never paid any dividends to its Common Stock shareholders. Future cash dividends or special payments of cash, stock or other distributions, if any, will be dependent upon the Company's earnings, financial condition and other relevant factors. The Board of Directors does not intend to pay or declare any dividends in the foreseeable future, but instead, intends to have the Company retain all earnings, if any, for use in the Company's business.

                             SELECTED FINANCIAL DATA

        The following summary of certain financial information relating to the Company for the fiscal years ended March 31, 1996 and March 31, 1997, has been derived from, and is qualified by reference to, the audited Consolidated Financial Statements of the Company included elsewhere herein and should be read in conjunction with such audited Consolidated Financial Statements and Notes thereto. The unaudited consolidated balance sheets information as of September 30, 1997, and the unaudited statements of operations information for the six months ended September 30, 1997, has been derived from unaudited financial information prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented. The results of operations for the six months ended September 30, 1997 are not necessarily indicative of the results of operations to be expected in any future quarter or the fiscal year ending March 31, 1998. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes related thereto included elsewhere in this Prospectus.

                          FISCAL YEAR ENDED MARCH 31,        SIX MONTHS ENDED SEPTEMBER 30,
                         ------------------------------      ------------------------------
                             1997              1996              1997              1996
                         ------------      ------------      ------------      ------------
OPERATIONS DATA:
Revenues                 $    653,700      $  1,328,502      $    704,403      $    301,543
Cost of revenues            2,111,999         4,413,814           484,694         1,049,318
Operating expenses          7,266,715         4,859,733           678,175         2,857,336
Loss for the period        (9,597,002)       (8,455,696)         (325,197)
Loss per share                  (0.44)            (0.64)            (0.01)            (0.19)
Weighted average
  number of common
  shares outstanding       21,632,233        13,143,188        39,145,164        19,641,347


                                            MARCH 31,           SEPTEMBER 30, 1997
                                  ----------------------------  ------------------
                                      1997             1996
                                  -----------      -----------
BALANCE SHEETS DATA:
Total assets                      $ 2,165,073      $ 8,914,705      $ 2,835,494
Working capital (deficit)            (564,503)       1,056,029        1,003,757
Current liabilities                 2,488,188        5,351,811        1,626,683
Long term liabilities                      --        4,285,714          611,030
Redeemable Preferred Stock                 --               --          782,500
Stockholders' equity
  (deficiency)                       (323,115)        (722,820)        (184,719)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING INFORMATION INCLUDES FORWARD-LOOKING STATEMENTS, THE REALIZATION OF WHICH MAY BE IMPACTED BY CERTAIN IMPORTANT FACTORS DISCUSSED UNDER "RISK FACTORS - IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS."

        General. The Company has completed the transition from a manufacturing and sales organization to an OEM provider of technology, product development services, and technology licensing. The Company, as a consequence, anticipates that the majority of its future revenues will be from license and royalty fees, private label agreements for the Company's Flashback family of products and from contract development services for custom digital products. The Company currently has contracts with Lanier Worldwide, Inc. ("Lanier") and Sanyo Information Systems UK Ltd., and Sanyo Buro Electronic Europa (collectively, "Sanyo") and is pursuing OEM contracts with other companies seeking to penetrate the digital sound recording and playback market. Under the terms of the Sanyo Agreement, as amended, Sanyo is private labeling current Company products (principally, FLASHBACK, SOUNDCLIP and VOICELINK) under an exclusive arrangement in Europe. The agreement, which terminates in October 1999, provides that Sanyo must purchase at least 500 product units per month (plus or minus 20%) in order to maintain exclusivity. As of September 30, 1997, the Company has received approximately $414,000 in orders from Sanyo, of which approximately $249,000 has been shipped. Under the terms of the Lanier Agreement, the Company is receiving non-recurring engineering expense ("NRE"), upon the satisfaction of certain milestones, to develop a new portable digital voice recorder and related accessory products. The Lanier Agreement contemplates that the products to be developed will be completed in early 1998, with the Company to provide Lanier with manufactured product thereafter to be sold by Lanier's sales force worldwide. As of September 30, 1997, the Company was on schedule with respect to the product to be developed. The Company, as of such date, in connection therewith, has received NRE of approximately $493,000. The agreement is for an initial term of three years, terminating January 6, 2000. The quantity of product to be purchased and sold by Lanier is to be determined by Lanier according to periodic forecast reports submitted to the Company.

        As a result of the recent restructuring and change in the source of revenues, comparisons to prior results are less meaningful and prior results are not necessarily indicative of future results.

        The Company has incurred operating losses in six of its past seven years and these losses have been material. The Company incurred an operating loss of $7.9 million in fiscal 1996 and $8.7 million in fiscal 1997 (including a restructuring charge of $2.2 million). As a result of the restructuring of the Company to discontinue its contract manufacturing operations and focus on licensing and contract development, the Company has reduced its monthly cash operating costs from an average of approximately $540,000 per month in fiscal 1997 to approximately $120,000 per month at the current time. However, the Company intends to increase expenditure levels to support its new Flashback Audio technology and support OEM customers. Accordingly, the Company's losses are expected to continue until such time as the Company is able to increase sales of Flashback proprietary products and/or obtain licensing, royalty and development revenues sufficient to cover fixed costs of operations. Should the Company be unable to accomplish the foregoing and operate profitably, the Company may be forced to reduce or curtail operations. The Company continues to be subject to the risks normally associated with any new business activity, including unforeseeable expenses, delays and complications. Accordingly, there is no assurance the Company can or will report operating profits in the future.

        Sales of and demand for the Company's Flashback recorder and Mobile Office products (including VoiceLink) introduced into the domestic retail channel in September 1996 never met management's expectations due to a variety of factors including competitive pressure in the portable recording industry and insufficient financial resources to meet the demands of the retail distribution market. However, management believes initial shipments of the foregoing to the Company's OEM customer, Sanyo, for distribution in Europe have been positively received. Management is focused on OEM licensing with respect to the Micro OS Imbedded Operating System and MultiChip modules and contract development of private label and custom-designed products for computers, dictation systems, computer peripherals and telecommunication equipment.

        Revenues from licensing, royalties and development services, as well as continuing sales of the Company's private labeled Flashback and related products are expected to be subject to significant month to month variability resulting from the limited market penetration and license activity to date, the timing and delays associated with OEM new product introductions and the seasonal nature of demand for consumer electronic products. Development and OEM contracts may be delayed or terminated by customers and are subject to a number of factors beyond the Company's control. The markets for consumer electronic products are subject to rapidly changing customer tastes and a high level of competition. Demand for the Company's products is expected to be influenced by OEM market success, technological developments and general economic conditions. Because these factors can change rapidly, customer demand for the Company's technology can also shift quickly. The Company may not be able to respond to technical developments by competitors because of the time required and risks involved in the development or introduction of new or improved technology and due to limited financial resources.

        Results of Operations. For the fiscal year ended March 31, 1997, the Company reported revenues of $653,700, 51% less than revenues of $1,328,502 for fiscal 1996. Fiscal 1996 revenues are primarily from sales of Flashback products. Fiscal 1997 revenues consisted of $307,296 in Flashback product sales, $250,882 in contract manufacturing revenues and $95,522 in contract development and other revenues. A substantial portion of the Company's revenues have been derived from a limited number of customers. The loss of certain large customers or a decline in the economic prospects of such customers would have a further adverse effect on the Company. The Company expects that its revenues in fiscal 1998 will be derived primarily from sales of Flashback products to OEM customers and from contract development revenues.

        For fiscal 1997, the Company reported a gross loss of $1,458,299 or 223% of revenues, as compared to a gross loss of $3,085,312 or 232% for fiscal 1996. The material gross losses in each year resulted from low sales volumes of Flashback products and limited contract manufacturing revenues accompanied by high fixed manufacturing costs, material costs and direct labor costs. Fiscal 1996 cost of sales of $4.4 million included $980,000 expended in the first quarter representing the cost of 7,000 discontinued Flashback units sold to Active Media Services, Inc., an independent media trading firm. These units were sold in exchange for $1,172,500 of media trade credits and 50% of the cash proceeds realized on the ultimate sale of the units. The Company recognized no prepaid asset nor any revenue in connection with the trade credits since their use requires certain matching cash payments. The Company believes no revenues will be realized nor any trade credits used in the future in connection with this arrangement. Fiscal 1997 cost of sales of $2.1 million included $756,000 of equipment and facility costs, $630,000 of direct labor charges and approximately $726,000 of materials and other charges. In connection with the Company's restructuring, it disposed of first generation Flashback materials and inventory to OEM customers and wrote-down obsolete and excess inventory aggregating $1.3 million (included in the restructuring charge described below).

        During fiscal 1997 the Company ceased contract manufacturing and production of Flashback products for the retail market and as a part of its restructuring dramatically changed the nature of its operations and reduced its cost structure. The Company's plans for fiscal 1998 include selling existing finished goods inventory (approximately $800,000) to OEM customers and thereafter contract for outside manufacturing of Flashback products using existing inventory of materials to the extent possible. The Company also intends to provide contract development services under the Lanier contract and seek other development arrangements. The Company believes, but there can be no assurance, that it will report a gross profit in fiscal 1998 based on existing sales, contracts and plans. It is unlikely that such gross profit, if obtained, will be sufficient to cover operating expenses and the Company expects to report operating losses until sufficient margins can be achieved. There can be no assurance the Company can achieve or maintain positive gross margins or that any such margins will contribute materially to other operating costs.

        Total operating expenses were $7.3 million for the fiscal year ended March 31, 1997 as compared to $4.9 million for fiscal 1996. Operating expenses in fiscal 1997 included a $2.2 million restructuring charge which included a $1.4 million write-down of inventory and related purchase commitment losses and a $742,000 write-down and loss on equipment. At March 31, 1997 a total of $162,000 was accrued relating to the $2.2 million restructuring charge which was completed in the first fiscal 1998 quarter. Fiscal 1996 operating expenses included a $236,000 write-off of goodwill.

        Selling and administrative expenses totaled $4.0 million in fiscal 1997 compared to $3.6 million in fiscal 1996. In both periods the Company incurred significant expenses attempting to direct market the Flashback line of products. Late in fiscal 1997 the Company terminated these efforts in favor of selling products to OEMs for their private label selling. As a result of the Company's restructuring, selling and administrative costs have been dramatically reduced and management believes a comparison between prior years and future periods is not meaningful and prior results are not indicative of future results. Major selling and administrative expenditures in fiscal 1997 included $1.2 million of selling and marketing expenditures (including personnel and consulting costs of $548,000 and advertising and promotions of $557,000) associated primarily with direct marketing of Flashback products, $905,000 of legal, filing and accounting costs (including $186,000 of litigation settlement costs) associated primarily with redomiciling the Company to the U.S., corporate financings and filing and registration costs during the year, $763,000 of administrative personnel and consulting costs and $486,000 of occupancy costs.

        Research and related expenditures were $991,487 for fiscal 1997 compared to $1,048,540 for fiscal 1996 which included $370,000 of Flashback pre-production development costs. Excluding this item, the $313,000 increase in the current period resulted primarily from a $176,000 increase in personnel and consulting costs due to increased staffing and a $130,000 increase in outside design and consulting cost. The Company recognized $40,000 of contract development revenues for sponsored research incurring approximately $69,000 in direct costs in initial development work. The Company has reduced its base research and development expenditures but anticipates future increases due to new projects such as the Flashback Audio technology. Research and related expenditures are subject to significant quarterly variations depending on the use of outside services and the availability of financial resources.

        As a result of the restructuring and reduction in personnel, the Company has reduced monthly cash operating costs from approximately $540,000 per month to approximately $120,000 per month. Monthly operating costs can vary significantly from month to month and quarter to quarter based on management decisions regarding OEM marketing and support, research and development projects and from continued efforts to control expenses. Although the Company presently has approximately 20 full-time employees, management anticipates hiring additional engineering and technical personnel to support OEM customers and develop new products and technologies. The timing and extent of any growth in personnel and operating costs cannot presently be determined by management.

        The Company reported an operating loss of $8.7 million for fiscal 1997, as compared to an operating loss of $7.9 million for fiscal 1996. The Company has dramatically reduced operating costs and management anticipates that operating losses in fiscal 1998 will be substantially less but there is no assurance that positive operating results can be achieved in the future.

        Other income and expenses in fiscal 1997 included $1.1 million of embedded non-cash interest on convertible notes based on the difference between the conversion price and the market price at the first conversion date of the notes. A like amount was recorded as paid in capital. Interest expense (excluding the $1.1 million of non-cash embedded interest) for the year ended March 31, 1997 was $79,518 inclusive of $33,772 of interest paid in common stock. The $79,518 of interest was a reduction from $356,429 (excluding non-cash embedded interest of $188,153) for the prior period resulting from the retirement of demand loans and other interest bearing debt outstanding during fiscal 1996 and more reliance on equity to finance operations in fiscal 1997. During fiscal 1997 the Company sold shares of JABRA common stock held as an investment for proceeds of and a gain of $276,300. This stock has a carrying value of nil. At March 31, 1997 the Company owned 940,734 shares of JABRA which has no market value and therefore there is no assurance these shares will provide any future source of liquidity for the Company.

        The Company reported a net loss of $9.6 million in fiscal 1997 and a net loss of $8.5 million in fiscal 1996.

        For the first six months of fiscal 1998, the Company reported revenues of $704,403, a 133% increase over revenues of $301,543 for the first six months of fiscal 1997. For the three months ended September 30, 1997, revenues were $315,344 versus $147,817 for the second quarter of the prior fiscal year. Revenue for the first six months of fiscal 1998 included $270,114 of product sales to OEMs and development services of $434,289. Two customers accounted for 78% of fiscal 1998's first six months of revenues and the loss of a customer could have a material adverse impact on the Company. The Company's development arrangements are designed to produce limited current revenues while creating proprietary OEM products to be sold to OEM customers or to be produced under long-term license or royalty arrangements. The Company had no development services revenues for the first six months of the prior year and the $301,543 of the prior year's first six months revenues included $140,000 of contract manufacturing sales which have since been discontinued. The Company's future revenues are expected to consist primarily of product sales to OEM customers and development, license and royalty fees.

        For the six months ended September 30, 1997, the Company reported a gross profit of $219,709 or 31% of revenues as compared to a gross loss of $747,775 for the first six months of fiscal 1997. The gross profit for the second fiscal 1998 quarter was $120,779 or 38% of revenues versus a gross loss of $642,244 for the prior comparable quarter. The improvement in gross margins resulted from the restructuring of the Company which has resulted in the termination of manufacturing overhead and the addition of new development services. There can be no assurance the Company can maintain positive gross margins in the future.

        Total operating expenses (consisting of research and related expenditures and selling and administrative expenses) for the three and six months ended September 30, 1997 were $298,147 and $678,175, respectively, as compared to $1,572,452 and $2,857,336, respectively, for the three and six months ended September 30, 1996. In connection with its restructuring, the Company dramatically reduced the number of personnel and related operating costs. Accordingly, comparisons of costs with prior periods are less meaningful. Selling and administrative costs aggregated $573,776 in the first six months of fiscal 1998 compared to $2,449,651 in the prior period. The $1,875,875 reduction was comprised primarily of a $545,000 decrease in compensation costs, a $220,000 decrease in legal and related costs, a $160,000 decrease in depreciation and amortization, a $670,000 decrease in advertising and related costs, and a $120,000 reduction in occupancy related costs.

        Research and related expenditures for the three and six months ended September 30, 1997 were $44,229 and $104,399, respectively, as compared to $196,101 and $407,685, respectively, for the three and six months ended September 30, 1996. An aggregate of $241,912 of development costs were incurred for contract development work and are included in cost of revenues. This included approximately $160,000 of personnel costs which were included in research and related expenditures in the prior comparable period. Research and development costs are subject to significant quarterly variations depending on the use of outside services and the availability of financial resources.

        The Company reported an operating loss of $458,466 for the six months ended September 30, 1997, as compared to an operating loss of $3,605,111 for the six months ended September 30, 1996 with the decreased loss resulting primarily from the improved gross margins combined with the reduction in operating expenses described above. In addition to variances in operating expenses, the Company's operating losses are impacted by the timing and amount of OEM product sales and the recognition of contract service revenues. Accordingly, there is substantial uncertainty about future operating results and the results for the first six months are not necessarily indicative of operating results for future periods or the fiscal year.

        The Company's interest expense for the six months ended September 30, 1997 was $22,613, a reduction from $77,522 for the prior period resulting from the retirement of demand loans and other interest bearing debt outstanding during fiscal 1997. The Company also received a $153,000 payment from a former vendor in the first fiscal 1998 quarter resulting from prior year overpayments by the Company. This payment has been included in other income.

        The Company reported a net loss for the first six months of the current fiscal year of $325,197 compared to a net loss of $3,657,852 for the prior year's first six months. The Company anticipates reduced losses during the current fiscal year as compared to fiscal 1997, however there can be no assurance of future profitability.

        Liquidity and Capital Resources. At March 31, 1997, the Company had a working capital deficit of $564,503, compared to working capital of $1,056,029 at March 31, 1996. The Company had approximately $1.6 million of working capital invested in inventories at March 31, 1997, compared to approximately $3.2 million at March 31, 1996 with the decrease due to reduction of Flashback components and products resulting from termination of production, finished good sales to OEM customers and writedowns of obsolete and excess inventory. The decrease in working capital was a result of the Company's continuing losses which consumed working capital during the period. Approximately $5.8 million in cash was used in operating activities by the Company for the year ended March 31, 1997.

        In March 1996, the Company obtained $3 million from a convertible debt financing (by June 30, 1996 all the debt had been converted to Common Stock), and in June 1996, the Company obtained net proceeds of $2.4 million in funds from a private placement of securities and in July and August 1996, the Company obtained additional equity from the private placement of securities for cash of approximately $3.1 million. During fiscal 1997 the Company retired the $2.2 million obligation related to the demand loan payable to CVD Financial Corporation ("CVD"). The balance of funds were used to reduce debt and for working capital. As a result of these transactions, as of March 31, 1997, the Company had no long-term debt nor any bank lines of credit or related financing facilities. During fiscal 1997 the Company also financed operations from the sales of equipment for $98,175 and inventory and from the sale of JABRA stock for $276,300. The Company also paid legal, litigation and other expenses aggregating $581,000 through the issuance of common stock.

        For the fiscal year ended March 31, 1997, net cash decreased by $2.7 million. Cash used in operating activities was $5.8 million. Major components using cash were a net loss of $9.6 million reduced by $2.6 million of aggregate depreciation and amortization, write-downs and non-cash expenses and investment gains to a net cash operating loss of $7.0 million prior to changes in assets and liabilities. The major changes in assets and liabilities providing net cash used in operating activities was a reduction in inventory of $1.6 million, a reduction in prepaid expenses of $226,000, an increase in other liabilities of $438,000 and an increase in advances on research and development contract of $174,000. The major change in assets and liabilities using operating cash was a reduction in accounts payable of $1.3 million.

        In June 1997 the Company sold $500,000 of long-term 12% secured notes due September 30, 1999 with limited common stock conversion rights and stock purchase warrants issuable on conversion to nine investors. The proceeds are being applied to reduce debt and for working capital.

        In September 1997 the Company sold 82,000 shares of Series A Preferred Stock at $10.00 per share for net proceeds of $782,500. The proceeds are being applied to reduce debt and for working capital. Subsequent to September 30, 1997, the Company sold an additional 17,500 shares of Series A Preferred Stock at $10.00 per share.

        At September 30, 1997, the Company had working capital of $1,003,757 compared to a working capital deficit of $564,503 at March 31, 1997. The Company had approximately $1.6 million of working capital invested in inventories at September 30, 1997. The increase in working capital was a result of a long-term preferred stock issuance as well as a settlement of an accrued lease obligation through the issuance of a three year term note offset by the Company's continuing losses which consumed working capital during the period.

        The Company also paid accrued liabilities or operating expenses aggregating $463,593 through the issuance of Common Stock during the first six months. The Company also obtained $76,256 of proceeds from net equipment disposals during the first six months.

        For the six months ended September 30, 1997, net cash increased by $607,902. Cash used in operating activities was $750,854. Major components using cash were a net loss of $325,197 reduced by $40,733 of aggregate depreciation and amortization and $42,708 of expenses paid in shares and increased by $12,088 of equipment sale gains, or a net loss use of cash of $253,844. The major change in assets and liabilities providing net cash used in operating activities was a reduction in inventory of $62,386. The major changes in assets and liabilities using operating cash was an increase in accounts receivable of $223,607, a reduction in other payables and accrued liabilities of $220,133 and a reduction of research and development advances of $119,375.

        Based on the Company's cash position and continuation of existing OEM development arrangements and currently planned expenditures and level of operations, the Company estimates it will require additional capital within the next twelve months to meet its debts as they become due and to continue as a going concern. Given such assumptions, the Company estimates that at current expenditure levels and projected working capital requirements it will require a minimum of an additional $500,000 to continue operating for the next twelve months. The Company's OEM and licensing business may be able to generate the additional funding required depending on the ability of OEM and licensing activities to generate additional revenues, however there can be no assurance thereof. The Company is currently pursuing various alternatives to meet its needs for capital. There can be no assurance the Company will be successful and any such financing may be dilutive to current shareholders. The failure to raise additional funds could have a material adverse effect on the Company and could force the Company to further reduce or curtail operations.

        The Company may, from time to time, seek additional funds through lines of credit, public or private debt or equity financing. The Company estimates that it will require additional capital to finance future developments and improvements to its technology. There can be no assurances that additional capital will be available when needed. The Company currently has no authorized and unissued or unreserved (for prepaid warrants, warrants and options) shares of Common Stock. This factor severely limits the Company's ability to obtain additional sources of financing. This factor already impacted the Company resulting in the Company obtaining long-term debt financing secured by technology and redeemable preferred stock rather than more common equity financing (see Notes 4 and 5 to the interim statements). The Company is pursuing various options to resolve the deficiency of authorized Common Stock, but there can be no assurance of a timely resolution. The Company has scheduled an annual meeting on January 5, 1998 to increase its authorized common shares and failure of this resolution and/or subsequent efforts could have a material adverse effect on the Company, its business and results of operations and may cause it to be unable to continue as a going concern.

        Management's Plans for Improving Operations. Management has taken steps to improve operations with the goal of sustaining the Company operations for the next twelve months and beyond. These steps include (i) refocusing the Company on a family of products, technology components and software and not having the Company be reliant on a single recorder product; (ii) expanding the Company's private label product offering by introducing

VoiceLink and Mobile Office products; (iii) focusing sales and marketing on the OEM markets; and (iv) reducing overhead and operating expenses by discontinuing its contract manufacturing services and direct sales. There can be no assurance the Company can attain profitable operations in the future.

        The Company is actively developing a number of licensing, private label and OEM opportunities and has signed agreements, as of May 1997, with Sanyo Information Systems UK Ltd. and with Lanier Worldwide, Inc. Under the terms of the Sanyo Agreement, Sanyo is private labeling current Company products (principally, FLASHBACK, SOUNDCLIP and VOICELINK) under an exclusive arrangement in the United Kingdom. In March 1997, the Sanyo Agreement was expanded to provide for sales by Sanyo Buro-Electronic Europa to the rest of Europe. The agreement, which terminates in October 1999, provides that Sanyo must purchase at least 500 product units per month (plus or minus 20%) in order to maintain exclusivity. For the current fiscal year, the Company has received approximately $414,000 in orders from Sanyo, of which approximately $249,000 has been shipped and paid for. Under the terms of the Lanier Agreement, the Company is receiving non-recurring engineering expenses ("NRE"), upon the satisfaction of certain milestones, to develop a new portable digital voice recorder and related accessory products. The Lanier Agreement contemplates that the product to be developed will be completed in early 1998, with the Company to provide Lanier with manufactured product thereafter to be sold by Lanier's sales force worldwide. As of September 30, 1997, the Company is beginning the software development stage with respect to the product to be developed. The Company, as of such date, in connection therewith, has received NRE of approximately $493,000. The agreement is for an initial term of three years, terminating January 6, 2000. The quantity of product to be purchased and sold by Lanier is to be determined by Lanier according to periodic forecast reports submitted to the Company. Neither Lanier, nor Sanyo, are affiliates of the Company.

        Future Commitments and Financial Resources. The Company's future commitments are related to its operating leases (see footnote 13 to the financial statements). Estimated remaining commitments are included in the cash requirements discussed above. The Company was in arrears on an operating equipment lease obligation to Comdisco, Inc. during fiscal 1997 but has negotiated a settlement providing for future payments of approximately $550,000 from time-to-time based on agreed upon percentages of future equity issues.

        The Company recently announced a new Flashback Audio(TM) technology that provides the means of near CD-quality, stereo audio playback from a CompactFlash(TM) cartridge. This technology can be employed in a stand-alone product, or integrated into a variety of products, such as laptop or hand-held PC's, pagers, cellular phones, etc. The Company's plans are to continue to develop the technology and seek OEM partnerships to exploit the technology. The Company may require additional funds to continue development of this and other technologies and the extent of such requirements are not presently determinable by management.

        If in the future, operations of the Company increase significantly, the Company may require additional funds. The Company might also require additional capital to finance future developments, acquisitions or expansion of facilities. The Company currently has no plans, arrangements or understandings regarding any acquisitions.

        Possible Inability To Continue As A Going Concern. The Company has suffered recurring losses from operations. This factor, in combination with (i) reliance upon debt and new equity financing to fund the continuing, increasing losses from operations and cash flow deficits, (ii) substantial inventory and material decline in inventory turnover, (iii) material net losses and cash flow deficits from operations during fiscal 1996 and fiscal 1997 and (iv) the possibility that the Company may be unable to meet its debts as they come due, raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to obtain adequate financing and achieve a level of revenues, adequate to support the Company's capital requirements, as to which no assurance can be given. In the event the Company is unable to continue as a going concern, it may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

                                    BUSINESS

        THE FOLLOWING DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY. SEE "RISK FACTORS - IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS."

        The Company is a holding company which, through its wholly owned California subsidiary, NCI, is an innovator in developing and marketing advanced electronic product designs and technologies employing a rapidly growing non-volatile storage media (flash memory) for the portable computing, digital recording, mobile office and telecommunication markets. The Company is engaged in a single industry segment: the development, manufacture and marketing of electronic products and technologies.

        The Company is involved in (i) researching, developing and manufacturing products sold to major OEM customers of digital voice recording and processing technology using flash storage media and (ii) marketing its MicroOS(TM) operating system technology, a proprietary method for information storage, manipulation and retrieval.

        The address of the Company's principal executive office is 13114 Evening Creek Drive South, San Diego, California 92128, and its telephone number is
(619) 679-1504. The Company's primary operating facilities are located at that address. Its Internet site is located at WWW.NORRISCOMM.COM. The Company presents its consolidated financial statements in United States dollars.

        History. The Company was started in 1988 based on technology that its founder, Elwood G. Norris, developed while researching and developing headset/microphone alternatives for NASA. The successful combination of a speaker and microphone was developed into the EarPHONE(TM) product line, now owned by JABRA Corporation ("JABRA") in which the Company holds an equity investment. The Company was incorporated under the Company Act (British Columbia), Canada on February 11, 1988 under the name 340520 B.C. Ltd. The Company changed its name to Norris Communications Corp. on April 7, 1988 and on November 22, 1994 the Company continued its jurisdiction of incorporation from British Columbia to the Yukon Territory. The Company further continued its jurisdiction of incorporation to Wyoming on August 30, 1996 and on September 4, 1996 reincorporated into Delaware under the name Norris Communications, Inc.

        In August 1989, the Company acquired Advanced Surface Mounted Devices, Inc., subsequently merged into NCI, establishing the Company as a regional full-service independent supplier of turnkey manufacturing of circuit board assemblies, systems and subsystems, to OEM's in the computer, defense, telecommunications and medical industries. The Company invested over $2.5 million in equipping a 31,000 square foot manufacturing and administrative facility. Prior to the late fiscal 1995 launch of the Company's first information storage and retrieval technology product, a personal digital recorder, ASMD's contract manufacturing services accounted for substantially all of the Company's revenues. In January 1996, due to the startup of the manufacturing of the Company's proprietary Flashback recorder in the facility, the Company scaled back outside contract manufacturing services. During fiscal 1997 the Company substantially reduced Flashback production and terminated contract manufacturing taking a $2.2 million restructuring charge. The Company during the same period also discontinued retail marketing of Flashback products in favor of private labeling for OEM customers to sell.

        As of the date of this report the Company has completed its restructuring by selling most of its contract manufacturing equipment, moving to a smaller facility more suited for its operations and disposing of or making allowances for excess and obsolete inventory. The Company has dramatically reduced its monthly operating expenditures from an average of $540,000 during fiscal 1997 to approximately $120,000 currently. In November 1996, the Company entered into an OEM contract with Sanyo Information Systems U.K. Ltd. (extended into the rest of Europe with Sanyo Buro-Electronic Europa) (collectively "Sanyo") and in January 1997 entered into an OEM and development contract with Lanier Worldwide, Inc. ("Lanier"). Management believes it has substantially completed the transition from a manufacturing and sales organization to an OEM provider of technology, product development services, and technology licensing. The Company, as a consequence, anticipates that the majority of its future revenues will be from license and royalty fees, private label agreements for the Company's Flashback family of products and from contract development services for custom digital products.

        The Company also holds as an investment 940,734 common shares (approximately 12.1%) of JABRA. JABRA is a former wholly-owned subsidiary of which control was sold in 1993. JABRA is a developer and manufacturer of communication products for desktop, mobile and wireless applications.

        Flash Memory Industry. The Company's technology employs flash ("Flash") memory as the storage media. The traditional data storage market encompasses several types of memory and storage devices designed primarily for specific components of computer systems. Dynamic random access memory ("DRAM") provides main system memory; static random access memory ("SRAM") provides specialized and high speed memory; hard disk drives provide high capacity data storage; and floppy disk drives permit low capacity removable data storage.

        In recent years, digital computing and processing have expanded beyond the boundaries of desktop computer systems to include an array of electronic systems. These new devices include handheld data collection terminals, medical monitors, mobile communication systems, highly portable computers, digital cameras, cellular telephones, communications switches, wireless base stations, network computers, pay telephones, digital audio recorders and other electronic systems. These emerging applications have storage requirements that are not well addressed by traditional storage solutions. Important requirements include small form factor, high reliability, low power consumption and the capability to withstand high levels of shock and vibration and extreme temperature fluctuations. In the late 1980s, a new memory technology, known as Flash memory, was developed as an extension of ultraviolet erasable programmable read-only memory ("EPROM"). Flash memory is non-volatile, unlike DRAM and SRAM, requiring no power to retain data and is electrically reprogrammable, unlike read-only memory ("ROM").

        Flash memory-based products are solid-state devices, making them very reliable. Flash products are non- volatile, meaning that no on-going source of power is required in order for the products to retain data, images or audio indefinitely. Flash is noiseless, considerably lighter, more rugged and consumes less than 10 percent of the power required by a rotating disk drive. The use of Flash memory is seen by the Company as the most practical solution for storing data on removable and interchangeable modules, given that other memory technologies either require battery back-up, draw too much power, are physically too large, or are mechanically or magnetically sensitive.

        Flash products are produced by a large number of firms including Intel Corp., SanDisk Corporation, AMD, M-Systems, Samsung, TDK, Toshiba and others. Industry estimates indicate Flash cartridge shipments exceeded 859,000 units in 1995 and are projected to exceed 10.7 million units in 1999 according to Disk/Trend, Inc. Recent product applications by the Company have focused on CompactFlash a product of SanDisk Corporation. CompactFlash products provide full PC Card ATA functionality but are only one-fourth the size of a standard Type II PCMCIA card (a CompactFlash cartridge is approximately 1.7" x 1.4" x 0.13"). CompactFlash is compact, rugged and has low-power requirements. CompactFlash is available in capacities ranging from 2 megabyte to 24 megabyte with higher capacities expected to be available in the future and at reduced unit costs over time.

        CompactFlash is being promoted as a standard form factor by the 70+ corporations, including the Company, who are members of the CompactFlash Association ("CFA"). The CFA is actively promoting the development of products using CompactFlash. Founding members of the CFA were SanDisk Corporation, Apple Computer, Inc., Canon Inc., Eastman Kodak Co., Hewlett-Packard Company, LG Semicon, Matsushita Electric Industrial Co. (Panasonic), Motorola, NEC Corporation ("NEC"), Polaroid Corp., Seagate Technology, Inc.
("Seagate") and Seiko Epson Corp.

        The Company's technology also supports the Intel Miniature Card format offering customers design flexibility and choices among Flash memory.

        As a developer of advanced electronic products and technologies employing Flash memory the Company's success is in part dependent upon the continued growth and use of various forms of Flash memory. New product applications are also premised on continued reductions in the per-megabyte cost of Flash memory of which there can be no assurance.

        Existing OEM Consumer Products. The Company has developed a line of consumer products, including the Flashback(R), the Flashback VoiceLink(TM), SoundClips(R), and bundles of these products as the Flashback Mobile Office(TM) family all based on the Company's proprietary Flashback technology. The technology developed for the Flashback product line integrates a sophisticated micro-processor based control system, digital signal processing ("DSP"), sophisticated digital/analog and analog/digital conversion along with advanced data compression and non-volatile storage media (Flash memory) to produce a no-moving-parts recording scheme with advanced features and capabilities. The Company's unique patent-pending approach eliminates the need for a high powered CPU thereby reducing cost and improving efficiency of Flash memory utilization.

        The Company was unsuccessful in its efforts to directly distribute the products and incurred significant expenditures and operating losses. In late 1996 the Company, as a part of its restructuring, discontinued direct sales and elected to private label the products. In November 1996, under the terms of the Sanyo agreement, Sanyo commenced private labeling the products under an exclusive arrangement in the United Kingdom. In March 1997, the Sanyo agreement was expanded to provide for sales to the rest of Europe. The agreement, which terminates in October 1999, provides that Sanyo must purchase at least 500 product units per month (plus or minus 20%) in order to maintain exclusivity. For the current fiscal year through September 30, 1997, the Company had received approximately $414,000 in orders from Sanyo, of which approximately $249,000 had been shipped. Management believes Sanyo has the established infrastructure, brand recognition, and marketing expertise required to be successful in retail channels. There can be no assurance that Sanyo will be successful in distributing Flashback products in Europe or continue to order from the Company.

        The Company is seeking additional OEM private label relationships for existing Flashback products in other markets.

A description of each of the Company's proprietary products follows:

               FLASHBACK: The Flashback digital hand-held voice recorder is a 3 ounce, palm-sized unit that is used to record ideas, conversations, and voice memos. The Company believes it is the first and leading digital recorder to feature removable, reusable Flash memory cartridges for long recording times. The Company holds the US patent #5,491,774 for the product. A two-button control pad lets users record, playback, fast forward, and reverse as well as rapid search, instant rewind and variable speed playback without altering pitch. On-board editing functions include insert and delete of words, sentences or even whole paragraphs.

               FLASHBACK VOICELINK: The Flashback VoiceLink not only turns a PC (personal computer) into a long-length audio recorder, it also allows users to download voice messages from SoundClip cartridges directly onto a computer hard drive. The VoiceLink plugs directly into the PC card slot of a notebook or a desktop computer and permits connection of either a wired or wireless microphone for recording directly to the hard disk at a compressed rate of 18 minutes per megabyte of storage. Users can send compressed files over the Internet saving time and money. With a headset, keyboard and the VoiceLink software, users can manipulate sound files for controlled record, play, fast forward, reverse and edit functions. The VoiceLink product was selected as an Innovations '97 award winner at the 1997 International Winter Consumer Electronics Show.

               SOUNDCLIP: Interchangeable SoundClip Flash cartridges are compatible with both the Flashback and the VoiceLink. Users can remove SoundClips and add new ones thereby extending recording time. SoundClips store digitally recorded Flashback voice messages and transfer them to the VoiceLink for downloading into a computer. Available in 18- or 36-minute capacities or longer capacities on special order, they feature a write-protect switch to protect important recordings. Users can store SoundClip cartridges indefinitely, and use them repeatedly. They're not affected by magnets, X-rays, heat or cold.

               FLASHBACK MOBILE OFFICE: The Flashback Mobile Office includes a Flashback, SoundClip cartridge, VoiceLink and Software. The Flashback Mobile Office Professional includes two VoiceLink cards for sending compressed e-mail messages back and forth.

        The technology developed for the Flashback products provide an alternative to cassette sound recorders. VoiceLink also permits users to interface with notebook and PC computers to record, edit and transmit highly compressed sound files over networks and the Internet. The Company's voice recording technology enables business travelers to carry a voice recorder and use it anywhere to create voice memos or E-Mail. The digital recorder or a notebook or portable computer become the transport and storage mediums for sound files which are transmitted over existing networks to remote users. The direct benefits of the Company's voice recording approach include:

        Digital recorders can be smaller, more compact and have no moving parts as compared to cassette recorders.
        Digital voice recording technology permits users to compose messages with editing, insertion and deletion capabilities. Analog tape can only be appended and has no editing capabilities
        Unlike analog tape digital voice recording technology interfaces directly with computers, networks and the Internet.
        Digital voice recording provides the convenience of voice communication instead of keyboard entry for messages.

        The Company and its OEM customers are seeking additional markets to benefit from the advantages of digital recording.

        OEM Technology Components. The Company owns intellectual property and expertise in the use of Flash media for storing data, such as sound, pictures, and video. The development of the proprietary MicroOS(TM) for both of the industry standard Flash memory formats---Intel's Miniature Card and CompactFlash---establishes the Company with experience developing for both. The Norris Micro OS(TM) Flash File System is efficient when compared to competing compression algorithms. In addition, the Company holds a patent on the use of removable Flash media as storage for a hand-held digital voice recording device.

        A key feature of the Company's Flashback technology is the ease of computer compatibility. The Company's approach to managing digital sound information allows information to be manipulated, saved and transferred over any number of digital communication paths including the Internet and corporate Intranets. Information may also be compressed or saved in traditional sound formats on hard drives or other media. Management believes the rapid growth of the Internet and corporate Intranets and the growing use of electronic mail will provide a growing market for an efficient method to transmit voice messages, sound and other data over these networks. Management believes the Company's technology provides an efficient method to link this information between networks, personal, portable and network computers and an array of miniature electronic devices.

        The Company believes its expertise and technology offers OEMs a rapid path to develop digital recording products using Flash memory. These products may integrate the Company's technology as a primary or secondary feature set. In most cases, the Company believes it offers less costly development and a faster time to market for companies who would otherwise have to develop expertise in the following technology areas available for licensing:

               MICRO OS: The MicroOScf is a compact operating system with logic specifically designed to interface with CompactFlash, a Flash memory card about the size of a matchbook that was originally developed by SanDisk and is now supported by a number of manufacturers. MicroOSi was designed with logic specifically for the Intel Miniature Card, a competing Flash technology to the CompactFlash. Management believes MicroOS is the only operating system for Flash memory that has a data transfer rate limited only by the Flash memory write speed. The operating system therefore supports the recording speeds required to write directly to primary memory without intermediary memory. This reduces overall hardware costs, especially for imaging applications. Written in highly compact and optimized C computer language code, the MicroOS operates in 14K of ROM and requires only 300 bytes of RAM.

               NORRIS FLASH FILE SYSTEM: The Norris Flash File System (.nfs) is a software module that speeds up and simplifies the integration of Flash memory into embedded systems by transparently managing the peculiarities of different types of Flash memory and by offering a sophisticated and feature rich API (Advanced Protocol Interface, a file protocol) and advanced fault tolerance.

               MULTICHIP MODULE (MCM): The MCM is a single, highly compact chip that contains a DSP and micro controller. With the MicroOS operating system and the Norris Flash File System, the unit is designed to reduce the hardware and software development time for products such as digital voice recorders, telephone answering devices, and cellular phone answering machines. It can also be integrated as a voice processing feature into products such as digital cameras.

        OEM Strategy and Current Customers. The Company's recent restructuring focuses the Company as a leading provider to OEM customers of digital sound recording and processing technology for Flash memory and related media. The Company's strategy is to:

               1. Private label the Company's existing consumer products (Flashback, VoiceLink and Mobile Office System). The Sanyo private label relationship described above is the Company's first contract for in-house developed consumer products. The Company will similarly private label its consumer products and proprietary technology to selected name-brand companies in the dictation, personal computer, consumer electronics, telecommunications, paging, and other industries.

               2. Develop products for OEMs under contract. In January 1997 the Company entered into an OEM and development contract with Lanier. Under the terms of the agreement, the Company is receiving non-recurring engineering expenses ("NRE"), upon the satisfaction of certain milestones, to develop a new portable digital voice recorder and related accessory products. The Lanier agreement contemplates that the product to be developed will be completed in early 1998, with the Company to provide Lanier with manufactured product thereafter to be sold by Lanier's sales force worldwide. The Company, as of September 30, 1997, in connection therewith, recognized NRE revenue of approximately $493,000. The agreement is for an initial term of three years, terminating January 6, 2000. The agreement provides for NCI to manufacture or arrange for manufacture of the product. The Company's strategy is to arrange for outside custom manufacturing of this product on a turnkey basis. There can be no assurance a successful product can be produced or that Lanier will elect to distribute the product or can distribute the product such that sufficient margins can inure to NCI.

               In June 1997 the Company announced that it was working to integrate elements of its Flashback recorder into a handheld tactical signal homing system being developed by VisiCom Laboratories, Inc. for evaluation by the United States Marine Corps. Management believes this is an example of the diverse applications of the Company's core technology. The Company is seeking to develop other products to meet other OEM customer needs.

               3. Develop products for licensing to or private labeling by OEM customers. The Company is continuing to develop in-house proprietary products that may be private labeled or licensed to one or more OEMs. There can be no assurance the Company will successfully complete development of such technologies or products, that OEMs will be attracted to the technologies or products or that commercial technologies or products can be produced by any such OEMs.

               4. Expand the technology base through continued enhancements of the Flashback technology and new inventions. The Company's engineering team continues to enhance and update the Flashback technology, specifically the OEM technology components described above. The Company also devotes resources to expanding the technology to new applications. In addition to improved voice recorders, management believes the Company's proprietary technology may have applications in a wide range of products including voice pagers, answering machines, cellular phones, computers, compact disc quality sound devices and for the storage of pictures and video images.

        New Technology in Development. In June 1997 the Company prepared additional patent applications on its technology as applied to high-bandwidth music fidelity applications. The Company has developed a prototype device (the Flashback Audio(TM) player) capable of replaying music stored on CompactFlash and other Flash media. This technology is in the early stage of development and the Company intends to continue product development and thereafter produce designs and products for OEMs. There can be no assurance this technology can be successfully commercialized or marketed.

        Manufacturing, Production and Distribution. During fiscal 1997 the Company ceased contract manufacturing services and also substantially reduced in-house manufacturing of Flashback products. Flashback products accounted for 47% of consolidated revenues during fiscal 1997. Current product sales are being made from inventory.

        The Company is reviewing alternatives for contracting with other manufacturing facilities to produce products for its OEM customers (including the existing consumer products and newly developed products) and will select, when warranted, organizations who will provide a secondary source of supply, and/or additional capacity. The Company's strategy is to arrange for the production of products for its OEM customers on a turn-key basis, when possible. In other instances the Company may enter into licensing and royalty agreements with OEM customers who have existing manufacturing abilities or arrangements.

        The Company believes, but there is no assurance, that it can provide manufacturing for its customers through contract manufacturing relationships on terms that will not require substantial financial risk or the provision of working capital by the Company.

        Major Customers and Export Sales. For the fiscal year ended March 31, 1996, two customers The Sharper Image and The Good Guys accounted for 10% each of total revenues. During the fiscal year ended March 31, 1997 three customers, Martin Decker, Sanyo and Alan Marketing accounted for 31%, 17% and 12%, respectively each of total revenues. For the six month period ending Sept. 30, 1997, two customers Sanyo and Lanier accounted for 35%, and 59%, respectively each of total revenues. No other customer accounted for more than 10% of revenues. For the six month period ended September 30, 1997 export sales aggregated $249,000. For the fiscal year ended

March 31, 1997 export sales aggregated $155,000. There were no material export sales in the prior fiscal year. At September 30, 1997 the Company had no material backlog.

        Competition. Management believes there is no direct competition with regard to a hand held digital voice recorder that offers the ability to download recorded sound and data information to a computer in compressed format. However, without the VoiceLink device, the Flashback recorder is frequently compared to the "note taker" type of products which offer limited recording capabilities and feature sets. The Mobile Office package competes with companies that sell traditional dictation/transcription devices. The success of Flashback products will depend greatly on how the end user plans to utilize the product or technology and the distribution strengths of the Company's OEM customers. The Company believes it has a technical advantage in its solid state removable recording technology. Management is not aware of any competing portable product with comparable features that can be utilized for sending sound messages across the Internet or corporate Intranets.

        The primary competition, in general, for the Company's current products are analog tape products and traditional dictation equipment. Increasingly, the Company is competing against other companies which are also offering digital recording products. The Company and its OEM customers therefore will compete with a wide range of consumer and business product suppliers producing a wide variety of products and solutions. The electronics product market is highly competitive with many large international companies competing for the consumer and business market.

        The Company further believes its existing know-how, contracts, pending patent applications, customized components, existing copyrights, trade secrets and potential future patents and copyrights, will be significant in enabling it to compete successfully in the field of digital sound recording and processing technology for Flash memory and related media. There are other methods of managing Flash memory in digital sound applications, and although management believes they are less efficient, there is no assurance the Company can compete against other providers of digital recording solutions many of which have substantially greater resources than that of the Company.

        Barriers to entry by new competitors are not significant and new competitors in consumer electronics are continually commencing operations. The technology of electronics and electronic components, features and capabilities is also rapidly changing, in many cases causing rapid obsolescence of existing products and technologies. Although the Company believes it has a technological advantage at the present time, there can be no assurance that it can successfully exploit or maintain this technological advantage in the future.

        Patents, Tradenames and Copyrights. The Company owns one patent protecting its products. The Company has made multiple additional patent applications with multiple claims which are pending on innovations in audio and other forms of recording. The Company's software is subject to copyrights and pending patent applications. The patent position of any item for which the Company has filed a patent application is uncertain and may involve complex legal and factual issues. Although the Company is currently prosecuting multiple patent and trademark applications with the U.S. Patent and Trademark Office and also has filed certain international patent applications corresponding to its U.S. patent applications, the Company does not know whether any of its applications will result in the issuance of patents, or, for any patents issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Additionally, since an issued patent does not guarantee the right to practice the claimed invention, there can be no assurance others will not obtain patents that the Company would need to license or design around in order to practice its patented technologies, or that licenses that might be required would be available on reasonable terms. Further there can be no assurance that any unpatented manufacture, use, or sale of the Company's technology or products will not infringe on patents or proprietary rights of others. The Company however has made reasonable efforts in the design and development of its products not to infringe on other known patents.

        The Company also relies on trade secret laws for protection of its intellectual property, but there can be no assurance others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can protect its rights to unpatented trade secrets.

        The Company also has filed a number of trademark applications with the U.S. Patent and Trademark Office. The Company has received notification of allowance from the United States Patent Office for use of Flashback as a registered trade name. The Company believes the trademark on Flashback to be significant to its operations and the loss or infringement of the name could have an adverse impact on operations.

        The Company intends to make every reasonable effort to protect its proprietary rights to make it difficult for competitors to market equivalent competing products without being required to conduct the same lengthy testing and development conducted by the Company and not use any of the Company's innovative and novel solutions to the many technical obstacles involved in portable recording using Flash memory.

        Employees. As of September 30, 1997, the Company, employed approximately 20 employees of which 5 were production, 2 were sales/customer service, 7 were research and development, 2 were accounting/administrative and 3 were executive officers. None of the Company's employees are represented by a labor union, and the Company is not aware of any current efforts to unionize the employees. Management of the Company considers the relationship between the Company and its employees to be good.

        Government Regulation. The Company's manufacturing operations are subject to certain federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters and there can be no assurance that material costs and liabilities will not be incurred or that past or future operations will not result in exposure or injury or claims of injury by employees or the public. Some risk of costs and liabilities related to these matters are inherent in the Company's business, as with many similar businesses. Management believes its business is operated in substantial compliance with applicable environmental, waste management, health and safety regulations, the violation of which could have a material adverse effect on the Company. In the event of violation, these requirements provide for civil and criminal fines, injunctions and other sanctions and, in certain instances, allow third parties to sue to enforce compliance. In addition, new, modified or more stringent requirements or enforcement policies could be adopted which could adversely affect the Company.

        Research and Development Costs. For the years ended March 31, 1997 and 1996, the Company spent $991,487 and $1,048,500, respectively, on research and development. The Company anticipates it will continue to devote substantial resources to research and development activities. During fiscal 1997 approximately $40,000 of research and development was borne by a contract development customer.

        Investment in JABRA. Between January 15, 1993 and March 31, 1996 the Company sold an aggregate of 800,000 common shares of JABRA stock for $2,375,000 and owned 1,800,000 JABRA shares with a zero cost basis. On or about December 31, 1996 and January 2, 1997, the Company sold an additional 859,266 common shares of JABRA stock for $276,300. As a result of these transactions, the Company's ownership in JABRA at March 31, 1997, represented by 940,734 common shares was 12.1%. Accordingly, the Company exercises no control over the shares of JABRA. JABRA is a private company engaged in developing, manufacturing and marketing cellular, desktop, mobile and wireless communications products. JABRA's principal technology is the patented "all-in-the-ear" EarPHONE technology originally conceived and developed by the Company when JABRA was a wholly owned subsidiary. As a minority shareholder in JABRA, which has reported operating losses since its inception, there can be no assurance as to when or if the Company's remaining shares can produce any financial return to the Company. The Company's investment in JABRA shares is carried on its balance sheet at a cost of nil.

        Miscellaneous. No material portion of the Company's business is subject, at the election of the United States government, to renegotiation or termination of contracts or subcontracts.

        Compliance with federal, state and local provisions enacted or adopted regulating the discharge of materials into the environment, or otherwise related to the protection of the environment, has not had and is not expected to have material effect on the Company's capital expenditures, earnings and competitive position.

        Description of Property. Commencing July 11, 1997 the Company jointly leased with ATC an aggregate of 12,925 square feet of engineering office space at 13114 Evening Creek Drive South, San Diego, California of which the Company occupies approximately 5,500 square feet at a cost of $5,800 per month. From April 1996 to July 1997, the Company provided approximately 2,407 square feet of space at the Company's 12725 Stowe Drive, Poway, California facility and certain support services to ATC at the rate of $3,095 per month. The Company believes that the terms of the above arrangements are no less favorable than could be obtained from an independent and unaffiliated party. The Company's former facility was sublet by the landlord and the Company effective on September 30, 1997 entered into a three year term note for $182,129 representing a settlement of unpaid rentals and termination of the lease agreement.

        Legal Proceedings. The Company is involved in routine litigation incidental to the conduct of its business. There are currently no material pending legal proceedings to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

        Directors and Executive Officers. The executive officers and directors of the Company are as follows:

NAME                                AGE     POSITION
----                                ---     --------
Elwood G. Norris                    59      Chairman of the Board, Chief Executive
                                            Officer and Director

Alfred H. Falk                      42      President and Director

Robert Putnam                       39      Vice President, Secretary and Director

Renee Warden                        33      Controller

----------

        Elwood G. Norris - Mr. Norris has been Chairman of the Board of Directors of the Company since 1988. From 1988 to October 1995, he was President and Chief Executive Officer. In October 1995 he was appointed Chief Technology Officer and in January 1997 was reappointed as Chief Executive Officer. Since 1980, Mr. Norris has also been a Director of American Technology Corporation ("ATC") and served as its President and Chief Executive Officer until February 1994. ATC is a publicly held consumer electronic products company, from which the Company acquired JABRA. Since August 1989, he has served as director of Patriot Scientific Corporation ("Patriot") and served as Chairman and Chief Executive Officer until June 1994. From June 1995 until June 1996 when he was reappointed Chairman, Mr. Norris served as temporary President and Chief Executive Officer of Patriot, upon the illness and subsequent death of its Chairman, President and Chief Executive Officer. Patriot is a public company engaged in the development of microprocessor technology, digital modem products and radar and antenna engineering. He invented the patented EarPHONE technology owned by JABRA and is the primary inventor of the Company's digital recording technology. Mr. Norris devotes only part-time services to the Company, approximately twenty hours per week.

        Alfred H. Falk - Mr. Falk was appointed President and a director of the Company in January 1997. From March 1995, prior to his appointment as President, he served as Vice President, Business Development and Vice President of OEM and International Sales of the Company. Before joining the Company, Mr. Falk was with Resources Internationale where he served as Director of U.S. Sales. From 1988 to 1993, Mr. Falk was the Manager of OEM Sales and Technology Licensing for Personal Computer Products, Inc. in San Diego. From 1978 to 1988, Mr. Falk held several management positions at DH Technology and was instrumental in its successful startup. Mr. Falk attended Palomar College in San Marcos and Foothill College in Los Altos, California.

        Robert Putnam - Mr. Putnam was appointed Secretary of the Company in March 1988, and Vice President in April 1993. He was appointed a director of the Company in 1995. He served as a director of ATC from 1984 to September 1997 and served as Secretary/Treasurer until February 1994, President and Chief Executive Officer from February 1994 to September 1997 and currently serves as Vice President, Treasurer and Assistant Secretary of ATC. He has also served as Secretary/Treasurer and a director of Patriot since 1989. Mr. Putnam obtained a B.A. degree in mass communications/advertising from Brigham Young University in 1983. Mr. Putnam devotes only part-time services to the Company, approximately ten hours per week.

        Renee Warden - Ms. Warden was appointed Controller of the Company in June 1997. From November 1991 to June 1997 she was Accounting Manager for the Company. Since 1993 she has attended Palomar College and most recently the accounting program at the University of Phoenix, San Diego.

        Executive Compensation. The following table sets forth for the fiscal years ended March 31, 1997, 1996 and 1995, the cash compensation of the Chief Executive Officer and the four most highly compensated executive officers of the Company who received cash compensation in excess of $100,000 in that year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                Annual           Long Term           All Other
                                                             Compensation       Compensation        Compensation
                                                           -----------------    -------------       ------------
                                                                                  Options
        Name and                  Fiscal                                        (# of Shares)
   Principal Position              Year      Salary        Bonus       Other    -------------
   ------------------             ------     --------      -----       -----
Elwood G. Norris, Chairman         1997      $105,788      -0-          -0-          -0-                $ 5,940(2)
   and Chief Executive             1996      $163,500      -0-          -0-          400,000            -0-
   Officer(1)                      1995      $120,384      -0-          -0-          -0-                -0-

R. Gordon Root, President &        1997      $150,900      $30,000      -0-          -0-                $ 5,940(2)
   Chief Executive Officer(3)      1996      $ 85,615      $20,000(4)   -0-          150,000            -0-
                                   1995          $-0-      -0-          -0-          -0-                -0-

Peter Gorrie, Chief                1997      $ 86,742      $31,990      $13,726(6)   -0-                $40,000(7)
   Operating Officer(6)            1996      $ 29,262      -0-          -0-          -0-                -0-
                                   1995          $-0-      -0-          -0-          -0-                -0-

(1) In September 1995, the Company entered into an employment agreement with Elwood G. Norris, the Company's Chief Executive Officer. The employment agreement provides for payment of a base salary of $115,000 per year until October 31, 1997, when the base salary shall automatically increase 10% per year. The employment agreement, which terminates on September 30, 1999, further provides that Mr. Norris (or his estate) shall continue to receive his base salary for a period of not longer than twelve months in the event Mr. Norris is unable to fulfill his duties due to mental or physical disabilities or death. Under terms of the employment agreement, Mr. Norris also is entitled to participate in the Company's bonus pool and health insurance plan. From time to time, Mr. Norris has waived certain compensation due him under this employment agreement. There are no deferred amounts payable to Mr. Norris.

(2) Represents bonus paid by issuance of 10,000 shares of Common Stock valued at $5,940.

(3)  Chief Executive Officer from October 1995 to December 1996.

(4) Amount stated reflects fair market value of 13,333 shares of Common Stock as of the date of grant.

(5)  Chief Operating Officer from February 1996 to January 1997.

(6)  Amount stated reflects automobile expenses of $13,726.

(7)  Amount stated reflects a severance payment of $40,000.


        There were no options to purchase shares of the Company's Common Stock granted in the fiscal year ended March 31, 1997 to the Chief Executive Officers or any of the Named Executive Officers.


             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

        There were no options exercised by the Named Executive Officers during the fiscal year ended March 31, 1997. The following table provides information on unexercised options at March 31, 1997:

                         FISCAL YEAR-END OPTION VALUES

                                  Number of Unexercised          Value of Unexercised
                                       Options At               In-the-Money Options At
                                     March 31, 1997                 March 31, 1997
                                     --------------                 --------------
       Name                  Exercisable        Unexercisable  Exercisable    Unexercisable
       ----                  -----------        -------------  -----------    -------------
Elwood G. Norris               700,000(1)            -0-          $-0-            $-0-


(1) Subsequent to March 31, 1997 a total of 192,500 of these options expired and the balance was voluntarily canceled to allow share issuances to Prepaid Warrant holders.

        The Company has not awarded stock appreciation rights to any employee of the Company and has no long-term incentive plans, as that term is defined in United States Securities and Exchange Commission regulations.
The Company has no defined benefit or actuarial plans covering any person.

        Compensation of Directors. The Company has no other arrangements to pay any direct or indirect remuneration to any directors of the Company in their capacity as directors other than in the form of reimbursement of expenses for attending directors' or committee meetings. However, directors have received in the past and may receive in the future stock or options pursuant to the Company's stock option plans. No options were issued to non-employee directors during the fiscal year ended March 31, 1997.

        Employment Contracts. In September 1995, the Company entered into an employment agreement with Elwood G. Norris, the Company's former President and current Chief Executive Officer and Chief Technology Officer. The employment agreement provides for payment of a base salary of $115,000 per year until October 31, 1997, when the base salary shall automatically increase 10% per year. The employment agreement, which terminates on September 30, 1999, further provides that Mr. Norris (or his estate) shall continue to receive his base salary for a period of not longer than twelve months in the event Mr. Norris is unable to fulfill his duties due to mental or physical disabilities or death. Under terms of the employment agreement, Mr. Norris also is entitled to participate in the Company's bonus pool and health insurance plan. From time-to-time, Mr. Norris has deferred and/or waived compensation due him under this employment agreement.


                              CERTAIN TRANSACTIONS

        Elwood Norris, Chairman and Chief Technology Officer of the Company, is also a director of ATC. He is the beneficial owner of 2,844,438 shares of ATC (representing approximately 29% of its issued and outstanding capital) and Robert Putnam, the Vice President/Secretary and a director of the Company is also Vice President, Treasurer and Assistant Secretary of ATC. He is the beneficial owner of 420,000 shares of ATC (representing approximately 4% of its issued and outstanding shares).

        Commencing July 11, 1997 the Company jointly leased with ATC an aggregate of 12,925 square feet of engineering office space at 13114 Evening Creek Drive South, San Diego, California of which the Company occupies approximately 5,500 square feet at a cost of $5,800 per month. From April 1, 1996 to July 1, 1997, the Company provided approximately 2,407 square feet of space at the Company's 12725 Stowe Drive, Poway, California facility and certain support services to ATC at the rate of $3,095 per month. As of September 30, 1997, the Stowe Drive lease was terminated. The Company believes that the terms of these arrangements are no less favorable than could be obtained from an independent and unaffiliated party.

        Conflicts of Interest. Certain conflicts of interest now exist and will continue to exist between the Company and its officers and directors due to the fact that they have other employment or business interests to which they devote some attention and they are expected to continue to do so. The Company has not established policies or procedures for the resolution of current or potential conflicts of interest between the Company and its management or management-affiliated entities. There can be no assurance that members of management will resolve all conflicts of interest in the Company's favor. The officers and directors are accountable to the Company as fiduciaries, which means that they are legally obligated to exercise good faith and integrity in handling the Company's affairs. Failure by them to conduct the Company's business in its best interests may result in liability to them.

        Officer and director Robert Putnam also acts as Treasurer and Secretary of Patriot where he ultimately reports to the Board of Directors of which Mr. Norris is Chairman. Mr. Putnam is also Vice President, Treasurer and Assistant Secretary of ATC, a company effectively controlled by Mr. Norris. The possibility exists that these other relationships could affect Mr. Putnam's independence as a director of the Company. The Company has not provided a method of resolving this conflict and probably will not do so, partly due to inevitable extra expenses and delay any measures would occasion. Mr. Norris and Mr. Putnam are obligated to perform their duties in good faith and to act in the best interest of the Company and its stockholders, and any failure on their part to do so may constitute a breach of their fiduciary duties and expose them to damages and other liability under applicable law. While the directors and officers are excluded from liability for certain actions, there is no assurance that Mr. Norris or Mr. Putnam would be excluded from liability or indemnified if they breached their loyalty to the Company.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of Nov. 30, 1997, information regarding ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director and by all executive officers and directors of the Company as a group. All persons named have sole voting and investment power over their shares except as otherwise noted.


                                          Amount and Nature of
Name and Address of Beneficial Owner(1)   Beneficial Ownership(2)       Percent of Class
---------------------------------------   -----------------------       ----------------
 Elwood G. Norris                               709,838 (3)                   1.3%
 Robert Putnam                                   40,000 (4)                     *
 Alfred H. Falk                                       0 (5)                     *
 Renee Warden                                     2,000 (6)                     *
 Gross Foundation, Inc.                       3,142,640 (7)                   5.6%
 All officers, directors and nominees
   as a group (4 persons)                       751,838 (8)                   1.3%

 *  Less than 1%

----------


(1) The address of each beneficial owner (other than the Gross Foundation, Inc. and Morgen Christiano & Co., LLC) is 13114 Evening Creek Drive South, San Diego, California 92128. The address of the Gross Foundation, Inc. is 1660 49th Street, Brooklyn, New York 11204.

(2) Unless otherwise noted, sole voting and dispositive power are possessed with respect to all shares of Common Stock owned.

(3) Includes 225,000 shares of the Company's Common Stock owned by ATC, which shares are deemed to be beneficially owned by Mr. Norris as a result of Mr. Norris' 29% ownership of ATC. Excludes unvested options granted to Mr. Norris in June 1997 to purchase 450,000 shares (original June 1997 option issuance was for 700,000 shares with options on 250,000 shares subsequently voluntarily canceled by Mr. Norris to allow share issuances to Warrant holders).

(4)  Excludes unvested options to purchase 150,000 shares.

(5) Excludes unvested options to purchase 369,684 shares (original June 1997 option issuance was for 500,000 shares with options on 130,316 shares subsequently voluntarily canceled by Mr. Falk to allow share issuances to Warrant holders).

(6)  Consists entirely of presently exercisable options to purchase shares.

(7) Based solely on the information provided to the Company by such beneficial owner. Does not include any shares of Common Stock which may be acquired from time to time upon exercise of Prepaid Warrants upon the approval of the amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock.

(8) Includes presently exercisable options to purchase 2,000 shares and the 225,000 shares owned by ATC and attributable to Mr. Norris.

        The above table does not include ownership of over 5% of the Company's outstanding Common Stock that may beneficially exist by holders of Warrants exercisable into Common Stock at a discount to market. Other than as disclosed herein, the Company has received no current information regarding the beneficial holdings of Warrant holders, nor has it been advised, other than as disclosed herein, by any holders that they beneficially own more than 5% of the Company's Common Stock.

        On July 17, 1997 an electronic Form 13D was filed by UFH Endowment Ltd. with an address of Liechtenstein not specifying a number of shares owned. The Company has no additional information regarding the number of shares held currently or the investment intent of this investor.

        The following security ownership information is set forth as of November 14, 1997, with respect to certain persons or groups known to the Company to be beneficial owners of more than 5% of the Company's outstanding Series A Redeemable Convertible Preferred Stock, the only class of preferred stock outstanding. Other than as set forth below, the Company is not aware of any other person who may be deemed to be a beneficial owner of more than 5% of the Company's preferred stock.

                                                              Amount and
                                                               Nature of      Percent
                                                              Beneficial     of Class
Name and address of Beneficial Owner                         Ownership(1)
------------------------------------                         ------------    --------
CCL Pacific Ltd.
David Chang, Director(2)
1005A Lippo Tower
89 Queensway, Central
Hong Kong                                                         20,000       20.1%

Taishin Company (Hong Kong) Ltd.
Bunsei Ko, Director(2)
Room 605 Central Building
No. 1 Pedder Street, Central
Hong Kong                                                         15,000       15.1%

Canusa Trading Ltd.
W.A. Manuel, Director(2)
37 Reld Street, 2nd Flr., Armoury Bldg.
Hamilton, Bermuda                                                  7,500       7.5%

Neo Optics Ltd.
Douglas Tufts, Director(2)
1600-555 Burrard Street
Vancouver, B.C. V7X1S6  Canada                                     7,500       7.5%

Paril Holding
Josef Goldenburg, Director(2)
137 Mariastrasse
Zurich 8040
Switzerland                                                        7,500       7.5%

R. Kirk Avery
6121 Vista de la Mesa
La Jolla, California  92037                                        5,000       5.0%

Jerry E. Polis Family Trust
Jerry E. Polis, Trustee(2)
3188 Bel Air Drive
Las Vegas, Nevada  89109                                           5,000       5.0%

Barbara C. Roemer
7175 Eads Avenue
La Jolla, California  92037                                        5,000       5.0%

TIA Ltd.
David Roberts, Director(2)
1600-555 Burrard Street
Vancouver, B.C. V7X1S6  Canada                                     5,000       5.0%

Arcadia Mutual Fund Inc.
Nancy Lake, President(2)
55 Frederick Street
Box CB  13029
Nassau, Bahamas                                                    5,000        5.0%

----------

(1) Represents number of shares of preferred stock, $.001 par value, held as of November 14, 1997. At such date an aggregate of 99,500 shares of preferred stock were issued and outstanding.

(2) The Company believes that the representative named has the authority to vote the shares on behalf of the preferred stockholder.

                              SELLING SHAREHOLDERS

        The following table sets forth certain information with respect to the Selling Shareholders. Except as set forth below, none of the Selling Shareholders is currently an affiliate of the Company, and none of them has had a material relationship with the Company during the past three years.



                                               Maximum Number of Shares Offered For Sale
                                               -----------------------------------------
                                                                    (c)                        Shares of       Shares of
                                       (a)             (b)       Additional                   Common Stock   Common Stock
                                   Beneficial       Number of    Shares Due    (b) + (c)      Beneficially   Beneficially
                                    Ownership       Shares of    To Market      Maximum          Owned          Owned
                                     of Common        Common        Price        Number          Before          After
                                     Stock at         Stock     Decline and    of Shares      Offering (4)   Offering (5)
                                    February 7,     Previously    Warrant       Offered     ---------------  -------------
           Name                        1997(1)    Registered(2)  Amendment(3)    Hereby      Number      %      Number %
-----------------------------      ------------   ------------   -----------   ---------    --------   -----   ---------
Dina Partners, L.P.                    464,824       464,824         4,469       469,293     469,293    0.8%      0    0

Porter Capital Management              348,618       348,618         3,352       351,970     351,970    0.6%      0    0

EDJ Ltd.                               116,206       116,206         1,117       117,323     117,323    0.2%      0    0

Irwin Roberts                          166,185       166,185         1,587       167,772     167,772    0.3%      0    0

Stu Zimmerman                           87,154        87,154           838        87,992      87,992    0.2%      0    0

Sanwa Bank Trustee for
    Joe Wizan IRA                       83,004        83,004           799        83,803         799    0.0%      0    0

Kamren Ghiasi                           52,293        52,293           502        52,795      52,795    0.1%      0    0

Privatim Finanz AG                     830,043       830,043         7,980       838,023     612,323    1.1%      0    0

Jerome Moss                            415,021       415,021         3,990       419,011       3,990    0.0%      0    0

Michael Klein                          268,170       268,170        16,000       284,170      15,208    0.0%      0    0

Michael Klein Trustee Under             83,004        83,004           799        83,803         799    0.0%      0    0
  Agreement dated 12/22/80 Joyce
  Faye Klein Trust FBO Michael
  Klein Issue Trust

Gregory Hookstratten                   166,009       166,009         1,595       167,604       1,595    0.0%      0    0

St. Claire Options Trading, L.P.     1,162,974     1,162,974     1,569,807     2,732,781   1,658,681    2.9%      0    0

JMG Management, Inc.                 1,162,974     1,162,974     1,399,439     2,562,413   1,415,000    2.5%      0    0

Iacocca Capital Partners, L.P.         410,531       410,531       549,349       959,880     549,349    1.0%      0    0

William Elkus                          193,830       193,830       142,980       336,810     142,982    0.3%      0    0

Richard Bertagna                       193,830       193,830       279,374       473,204     279,374    0.5%      0    0

Kolel Zera Kodesh (6)                  378,739       378,739        62,262       441,001      62,262    0.1%      0    0

Gross Foundation, Inc. (6)           5,681,085     5,681,085     3,142,640     8,823,725   3,142,640    5.6%      0    0

Morgen Christiano & Co., LLC         1,893,695     1,893,695     2,511,657     4,405,352   2,511,657    4.5%      0    0

Milton Klein                           227,244       227,244       226,656       453,900     226,656    0.4%      0    0




                                               Maximum Number of Shares Offered For Sale
                                               -----------------------------------------
                                                                    (c)                        Shares of       Shares of
                                       (a)             (b)       Additional                   Common Stock   Common Stock
                                   Beneficial       Number of    Shares Due    (b) + (c)      Beneficially   Beneficially
                                    Ownership       Shares of    To Market      Maximum          Owned          Owned
                                     of Common        Common        Price        Number          Before          After
                                     Stock at         Stock     Decline and    of Shares      Offering (4)   Offering (5)
                                    February 7,     Previously    Warrant       Offered     ---------------  -------------
           Name                        1997(1)    Registered(2)  Amendment(3)    Hereby      Number      %      Number %
-----------------------------      ------------   ------------   -----------   ---------    --------   -----   ---------
U.C. Financial Ltd.                    946,848       946,848     1,644,696     2,591,544   2,236,807    4.0%      0    0

Steve Katznelson                       943,957       943,957     1,093,336     2,037,293   1,744,293    3.1%      0    0

Madison Trading, Inc. (6)            1,283,781     1,283,781             0     1,283,781     525,677    0.9%      0    0

Klein Investment Group, L.P.           401,924       401,924       400,000       801,924     801,924    1.4%      0    0

Higham, McConnell & Dunning            150,000       150,000             0       150,000     150,000    0.3%      0    0

Gray, Cary, Ware & Friedenrich         154,000       154,000             0       154,000           0    0.0%      0    0

Set Marketing On                        48,000        48,000             0        48,000      48,000    0.1%      0    0

     Total                          18,313,943    18,313,943    13,065,224    31,379,167  17,377,161

(1) Based solely upon the review of a shareholder transcript prepared by the Transfer Agent for the Company as of such date. Includes shares issuable on the exercise of Warrants beneficially owned by certain of the Selling Shareholders at such date, assuming the average sales price per share of Common Stock for the five trading days preceding the date of exercise (used to determine the number of shares of Common Stock into which the Warrants could be exercised) equaled $0.45, less a discount of 30%.

(2) Includes 2,666,074 shares of Common Stock issued in private placements in or about June 1996, 12,082,222 shares of Common Stock issued upon exercise of Warrants in connection with June, July and August private placements, 2,811,723 shares of Common Stock issued to Selling Shareholders due to delays in the registration process, 202,000 shares of Common Stock issued for services and 551,924 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock. These shares were previously registered pursuant to Registration Statement No. 333-7709 (effective on May 15, 1997) and are included herein pursuant to Rule 429. A portion of these shares already have been sold by the Selling Shareholders pursuant to such prior Registration Statement.

(3) Includes 12,622,196 additional shares of Common Stock issued upon the exercise of Warrants due to a decline in the exercise price. These shares were not registered pursuant to Registration Statement No. 333-7709 but may qualify for resale under Rule 144. Accordingly, qualifying Selling Shareholders may elect to sell under Rule 144 pending the effectiveness of this Registration Statement or thereafter. Also includes 400,000 shares issuable on the exercise of a warrant agreement and 43,028 shares of Common Stock issued upon adjustment of private placement penalties.

(4) Based upon a review of a shareholder transcript prepared by the Company as of November 30, 1997 and other information available to the Company or provided by the Selling Shareholder. There can be no assurance that Selling Shareholders do not beneficially own shares in addition to those listed herein. Excludes any shares issuable upon future exercise of remaining Warrants when, and if, additional shares of Common Stock are authorized.

(5) Assumes the sale of all shares of Common Stock covered by this Prospectus. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.

(6) Beneficial ownership excludes shares of Common Stock issuable upon the exercise of $1,012,956 face value of Warrants. Exercise of those Warrants has been suspended due to the lack of authorized shares of Common Stock. If these Warrants were exercisable at November 30, 1997, the Selling Shareholders could elect to convert such Warrants into 14,450,273 shares of Common Stock, subject to future adjustment. These shares are excluded from beneficial ownership table. No Selling Shareholder can convert Warrants such that they would beneficially own more than 10% of the Company's outstanding shares of Common Stock.

                            DESCRIPTION OF SECURITIES

        The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock $.001 per share par value, and 5,000,000 shares of preferred stock, $.001 per share par value ("Preferred Stock"). As of November 30, 1997, there were 56,413,405 shares of Common Stock issued and outstanding and 99,500 shares of Preferred Stock are outstanding.

        Common Stock. Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the shareholders of the Company. Holders of Common Stock do not have cumulative voting rights; therefore, the holders of a simple majority of the outstanding shares of Common Stock will have the right to elect all of the Company's directors. Holders of Common Stock will be entitled to receive dividends when, as and if declared by the Company's Board of Directors and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of the liquidation, dissolution or winding up of the Company, in each case subject to the rights of the holders of any Preferred Stock issued by the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

        Preferred Stock. The Company's Board of Directors has the authority without further action by the stockholders of the Company to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions of those shares. The issuance of Preferred Stock could adversely affect the voting power and economic rights of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

        During September 1997, the first series, consisting of up to 100,000 shares, was designated by the Board of Directors as Series A. The Series A Stock has voting rights equal to the number of shares of Common Stock into which the Series A Stock is convertible. Dividends of 8% per annum are cumulative and may be payable in cash or shares of Common Stock, at the Company's election. The Series A Stock has a liquidation preference of $10.00 per share, plus accrued and unpaid dividends, with no participation after the preference is paid. The Series A Stock is convertible into shares of Common Stock computed by dividing $10.00 plus accrued and unpaid dividends by the lesser of (i) $0.0875 or (ii) 80% of the average closing bid price for the Common Stock for the ten trading days immediately following any and each distribution in shares, subdivision, split up, combination, reclassification, or other change in Common Stock. There are not currently sufficient authorized but unissued shares of Common Stock available for conversion of the Series A Stock and the Company is obligated to take appropriate corporate action to authorize additional shares of its Common Stock, to be reserved and kept available solely for issuance upon the conversion of the Series A Stock. There can be no assurance when or if the Series A Stock will become convertible. The Company is required to redeem the Series A Stock on September 1, 2000 ("Mandatory Redemption Date") and upon the occurrence of certain other events. The Company may redeem the Series A Stock earlier only if there are sufficient shares available for conversion of the Series A Stock. The redemption price is $10.00 per share plus accrued and unpaid dividends if there are sufficient shares available for conversion of the Series A Stock, otherwise the redemption price is equal to the greater of (i) $10.00 per share plus accrued and unpaid dividends or (ii) an amount equal to a five day market price multiplied by the shares into which the Series A Stock would be convertible if shares were authorized, plus a 10% premium. If sufficient shares of Common Stock for conversion of the Series A Stock are not authorized by March 31, 1998, the dividend rate shall be increased to 12% until sufficient shares are authorized and the Mandatory Redemption Date shall be accelerated to December 31, 1998.

        California Law. The Company may be a "quasi-California corporation" within the meaning of Chapter 21 of the California Corporations Code. This would be the case if the average of its property factor, payroll factor and sales factor (as defined in the California Revenue and Taxation Code) is more than fifty percent (50%), and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. If a corporation is a quasi-California corporation, California law provides that certain portions of the California Corporations Code shall govern it, to the exclusion of the law of the true jurisdiction of incorporation (Delaware).
One such provision is Section 708, pertaining to cumulative voting for directors.

        Under Section 708, if any shareholder gives notice at a meeting, prior to voting for directors, of his intention to cumulate his votes, all shareholders may cumulate their votes in the election for directors; i.e., give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, are the winners.

        Transfer Agent. The transfer agent and registrar for the Common Stock is Interwest Transfer Co., Salt Lake City, Utah.


                                  LEGAL MATTERS

        The validity of the securities offered will be passed on for the Company by Higham, McConnell & Dunning LLP, Laguna Niguel, California. Higham, McConnell and Dunning LLP owns warrants to acquire 150,000 shares of Common Stock.


                                     EXPERTS

        The Consolidated Financial Statements of the Company for the years ended March 31, 1997 and March 31, 1996, respectively, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                               FURTHER INFORMATION

        The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to the securities which are offered by this Prospectus. This Prospectus omits certain information which is contained in the Registration Statement as permitted by the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement including the exhibits filed therewith, which may be examined without charge at the Washington, D.C. offices of the Commission and copies of all or any part thereof may be obtained upon payment of the Commission's charge for copying. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respect by such reference.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE

FINANCIAL STATEMENTS OF THE COMPANY
Report of Independent Auditors                                                         F-1

Consolidated Balance Sheets as of March 31, 1997
  and 1996                                                                             F-2

Consolidated Statements of Operations for the years
  ended March 31, 1997 and 1996                                                        F-3

Consolidated Statements of Stockholders' Equity (Deficiency)
  for the years ended March 31, 1997 and 1996                                          F-4

Consolidated Statements of Cash Flows for the years
  ended March 31, 1997 and 1996                                                        F-5

Notes to Consolidated Financial Statements                                             F-6

Unaudited Interim Consolidated Balance Sheets as of September 30,
  1997 and March 31, 1997 (unaudited)                                                 F-25

Unaudited Interim Consolidated Statements of Operations for the three
  and six months ended September 30, 1997 and 1996                                    F-26

Unaudited Interim Consolidated Statements of Cash Flows for the
  six months ended September 30, 1997 and 1996                                        F-27

Notes to Unaudited Interim Consolidated Financial Statements                          F-28

                         REPORT OF INDEPENDENT AUDITORS




To the Shareholders of
NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)

We have audited the accompanying consolidated balance sheets of NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY (FORMERLY NORRIS COMMUNICATIONS CORP.) as of March 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Norris Communications, Inc. and subsidiary at March 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about the company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2, the company's consolidated financial statements for the year ended March 31, 1996, have been restated to reflect a change in their method of accounting for convertible notes payable.




Vancouver, Canada,                                         /s/ ERNST & YOUNG
June 13, 1997.                                             Chartered Accountants

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)

                           CONSOLIDATED BALANCE SHEETS


As at March 31


                                                        1997            1996
                                                          $               $
                                                     -----------    -----------
                                                                    (Restated-
                                                                       note 2)
ASSETS [note 9]
CURRENT
Cash and cash equivalents                                176,158      2,843,540
Accounts receivable, less allowance for doubtful
  accounts of $36,330 and $11,647, respectively           30,097         94,619
Inventory [note 6]                                     1,648,863      3,243,245
Prepaid expenses and other                                    --        226,436
Property and equipment held for
 sale [notes 2 and 18]                                    68,567             --
                                                     -----------    -----------
TOTAL CURRENT ASSETS                                   1,923,685      6,407,840
                                                     -----------    -----------
Property and equipment [note 7]                          199,320      1,359,791
Unearned discount [note 2]                                    --      1,097,561
Intangible assets, net of accumulated amortization
  of $32,341 and $24,896, respectively                    42,068         49,513
                                                     -----------    -----------
                                                       2,165,073      8,914,705
                                                     ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT
Demand loan payable [note 9]                                  --      2,185,546
Accounts payable, trade                                1,264,150      2,554,209
Other accounts payable and accrued
 liabilities [note 18]                                 1,049,697        612,056
Advances on research and development
 contract [note 10]                                      174,341             --
                                                     -----------    -----------
TOTAL CURRENT LIABILITIES                              2,488,188      5,351,811
                                                     -----------    -----------
Convertible notes payable [note 13]                           --      4,285,714
                                                     -----------    -----------
TOTAL LIABILITIES                                      2,488,188      9,637,525
                                                     -----------    -----------
Commitments and contingencies [notes 1, 13 and 16]
STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock, $.001 par value, authorized
 60,000,000 and 30,000,000 shares, respectively;
 23,370,008 and 15,103,703 shares outstanding,
 respectively [notes 12, 14 and 19]                       23,370     21,762,337
Additional paid-in capital [note 12]                  28,459,269             --
Prepaid warrants [note 17]                             3,276,505             --
Contributed surplus                                    1,592,316      1,592,316
Accumulated deficit                                  (33,674,575)   (24,077,473)
                                                     -----------    -----------
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                 (323,115)      (722,820)
                                                     -----------    -----------
                                                       2,165,073      8,914,705
                                                     ===========    ===========

See accompanying notes

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


Year ended March 31

                                                        1997            1996
                                                          $               $
                                                     -----------    -----------
                                                                      (Restated
                                                                        note 2)

REVENUES [note 15]                                       653,700       1,328,502
Cost of sales [note 15]                                2,111,999       4,413,814
                                                     -----------    -----------
Gross profit (loss)                                   (1,458,299)     (3,085,312)
                                                     -----------    -----------

OPERATING EXPENSE
Selling and administrative                             4,047,227       3,574,597
Research and related expenditures                        991,487       1,048,540
Restructuring charge [note 18]                         2,228,001              --
Write-down of purchased goodwill                              --         236,636
                                                     -----------    -----------
                                                       7,266,715       4,859,773
                                                     -----------    -----------
Operating loss                                        (8,725,014)     (7,945,085)
                                                     -----------    -----------

OTHER INCOME (EXPENSE)
Interest expense                                         (79,518)       (356,429)
Non-cash interest expense [note 2]                    (1,097,561)       (188,153)
Interest income                                           28,691          33,971
Gain on sale of investment [note 8]                      276,300              --
                                                     -----------    -----------
                                                        (872,088)       (510,611)
                                                     -----------    -----------
Loss before provision for income taxes                (9,597,102)     (8,455,696)
Provision for income taxes [note 11]                          --              --
                                                     -----------    -----------
LOSS FOR THE YEAR                                     (9,597,102)     (8,455,696)
                                                     ===========     ===========
LOSS PER SHARE                                             (0.44)          (0.64)
                                                     ===========     ===========


See accompanying notes

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)

                           CONSOLIDATED STATEMENTS OF
                        STOCKHOLDERS' EQUITY (DEFICIENCY)

Year ended March 31




                                                      COMMON STOCK             ADDITIONAL
                                                --------------------------       PAID-IN      CONTRIBUTED   ACCUMULATED
                                                    SHARES         AMOUNT        CAPITAL       SURPLUS       DEFICIT
                                                      #               $             $             $             $
                                                -----------    -----------     -----------    -----------    -----------
                                                                 (Restated -                                 (Restated -
                                                                   note 2)                                       note 2)

BALANCE, MARCH 31, 1995                          11,616,814     17,849,751              --      1,592,316    (15,621,777)
Stock issued as compensation expense                 13,333         20,000              --             --             --
Stock issued under stock option plan                 15,000         30,303              --             --             --
Stock issued as payment for
  refinancing fee [note 9]                           75,000        101,250              --             --             --
Stock issued as payment for professional
  services rendered                                 215,842        319,498              --             --             --
Issuance of common stock for cash                 3,167,714      3,441,535              --             --             --
Loss for the year                                        --             --              --             --     (8,455,696)
                                                -----------    -----------     -----------    -----------    -----------
BALANCE, MARCH 31, 1996                          15,103,703     21,762,337              --      1,592,316    (24,077,473)
Stock issued on legal settlement                     85,000        127,500              --             --             --
Stock issued on conversion of convertible
  notes payable                                   4,366,050      4,319,486              --             --             --
Issuance of common stock for cash                 2,666,075      1,699,444              --             --             --
Transfer from common stock to additional
  paid-in capital resulting from change to
  $.001 par value shares from no par value
  shares [note 12]                                       --    (27,886,546)     27,886,546             --             --
Stock issued as directors' fees                      60,000             60          35,580             --             --
Stock issued on exercise of prepaid warrants        392,702            393         119,607             --             --
Stock issued as payment for professional
  services rendered                                 696,478            696         417,536             --             --
Loss for the year                                        --             --              --             --     (9,597,102)
                                                -----------    -----------     -----------    -----------    -----------
BALANCE, MARCH 31, 1997                          23,370,008         23,370      28,459,269      1,592,316    (33,674,575)
                                                ===========    ===========     ===========    ===========    ===========


See accompanying notes

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended March 31


                                                                      1997            1996
                                                                        $              $
                                                                    ----------    -----------
                                                                                   (Restated
                                                                                     note 2)
OPERATING ACTIVITIES
Loss for the year                                                   (9,597,102)    (8,455,696)
Adjustments to reconcile loss to net cash used by
  operating activities:
  Depreciation and amortization                                        412,416        524,399
  Loss on disposal of property and equipment                           365,864         38,550
  Write-down of property and equipment                                 376,538             --
  Write-down of purchased goodwill                                          --        236,636
  Professional services paid by issuance of common stock               418,232        319,498
  Directors' fees paid by issuance of common stock                      35,640             --
  Refinancing fee paid by issuance of common stock                          --        101,250
  Compensation paid by issuance of common stock                             --         20,000
  Legal settlement paid by issuance of common stock                    127,500             --
  Interest charges on convertible notes payable paid by issuance
    of common stock                                                     33,772             --
  Non-cash interest expense                                          1,097,561        188,153
  Gain on sale of investment                                          (276,300)            --
Changes in assets and liabilities:
  Accounts receivable                                                   64,522         58,054
  Inventory                                                          1,594,382       (579,842)
  Prepaid expenses and other                                           226,436        170,208
  Accounts payable, trade                                           (1,290,059)     1,319,635
  Other accounts payable and accrued liabilities                       437,641          8,288
  Advances on research and development contract                        174,341             --
                                                                    ----------    -----------
CASH (USED IN) OPERATING ACTIVITIES                                 (5,798,616)    (6,050,867)
                                                                    ----------    -----------

INVESTING ACTIVITIES
Purchase of property and equipment                                    (153,644)       (84,932)
Proceeds on disposal of property and equipment                          98,175         30,752
Proceeds on sale of investment                                         276,300             --
                                                                    ----------    -----------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                        220,831        (54,180)
                                                                    ----------    -----------

FINANCING ACTIVITIES
Repayments under demand loan payable                                (2,185,546)      (814,454)
Issuance of convertible notes payable                                       --      3,000,000
Proceeds from issuance of prepaid warrants                           3,396,505             --
Proceeds from issuance of shares                                     1,699,444      3,471,838
                                                                    ----------    -----------
CASH PROVIDED BY FINANCING ACTIVITIES                                2,910,403      5,657,384
                                                                    ----------    -----------

DECREASE IN CASH DURING THE YEAR                                    (2,667,382)      (447,663)
Cash and cash equivalents, beginning of year                         2,843,540      3,291,203
                                                                    ----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                 176,158      2,843,540
                                                                    ==========     ==========


See accompanying notes

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996


1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company operates in one major line of business, the development, manufacture and marketing of electronic products.

On August 30, 1996, Norris Communications Corp. continued its jurisdiction to the State of Wyoming, then on September 4, 1996, to the State of Delaware. During the continuation process, Norris Communications Corp. changed its name to Norris Communications, Inc. (the "Company").

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company has incurred significant losses and negative cash flow from operations in each of the last three years and has an accumulated deficit of $33,674,575 at March 31, 1997 [1996 - $24,077,473]. The Company's ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and, if necessary, obtaining additional financing.

Management of the Company has undertaken steps to improve operations with the goal of sustaining Company operations for the next twelve months and beyond. These steps include (i) re-focusing the Company on a family of products, technology components and software and not having the Company be reliant on a single recorder product; (ii) expanding the Company's private label product offering by introducing VoiceLink and Mobile Office products; (iii) focusing sales and marketing on the Original Equipment Manufacturing markets; and (iv) reducing overhead and operating expenses by discontinuing its contract manufacturing services and direct sales.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996


2. SIGNIFICANT ACCOUNTING POLICIES

RESTATEMENTS

The Company has restated their March 31, 1996 consolidated financial statements to recognize a recently announced position by the staff of the Securities and Exchange Commission regarding the accounting for the issuance of debt that can be converted at a discount to the market price of the Company's common stock. In this regard, the implicit return provided by the conversion terms of the debt is accounted for as additional interest expense and accreted over the period between the date of issuance of the debt and the date the debt first become convertible. This restatement has resulted in additional non-cash interest expense of $188,153 in the year ended March 31, 1996 or $0.014 per share and an unearned discount of $1,097,561 at March 31, 1996.

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Norris Communications, Inc. ("NCI") (a company incorporated in the State of California). All significant intercompany accounts and transactions have been eliminated.

RECLASSIFICATIONS

Certain amounts in the 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation.

USE OF ESTIMATES IN THE PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, accounts receivable, accounts payable trade, other accounts payable and accrued liabilities, capital lease obligations and convertible notes payable approximate their fair values.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996


2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

CASH EQUIVALENTS

Cash equivalents, consisting of commercial paper with maturities of less than 90 days, certificates of deposit and money market funds, are recorded at cost, which approximates market value.

TRANSLATION OF FOREIGN CURRENCIES

Monetary assets and liabilities are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Gains and losses on foreign currency transactions, which have not been material, are reflected in the consolidated statements of operations.

EARNINGS PER SHARE

Primary and fully diluted earnings per share amounts are based on the weighted average number of common shares and common stock equivalents outstanding for each year.

INVESTMENT

The Company's 940,734 [1996 - 1,800,000] shares or 12.1% [1996 - 23.1%]
investment in JABRA Corporation ("JABRA"), a private corporation, is accounted for using the cost method [see Note 8].

REVENUE RECOGNITION

Revenue is recognized on the basis of shipment of products or delivery of services. Research and development contract revenue is recognized in the period the related research and development expenditures are incurred. Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue as they are earned.

RESEARCH AND RELATED EXPENDITURES

Research and related expenditures are charged to operations as incurred.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996


2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

INVENTORY

Inventory of raw materials, work in process and finished goods is recorded at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT HELD FOR SALE

Property and equipment held for sale are recorded at their net realizable amount.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 7 years or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term. When assets are sold or retired, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is credited or charged to income. Maintenance and repair costs are charged to operations when incurred.

GOODWILL

Purchased goodwill was created upon acquisition of subsidiaries. The goodwill pursuant to the acquisition of subsidiaries is amortized over a four year period. Goodwill is written down to fair value when declines in value are considered to be other than temporary based upon undiscounted cash flows of the respective subsidiary.

INTANGIBLE ASSETS

Intangible assets include government bidding rights and rights to technology, which are amortized over a 10 year period, and costs relating to obtaining patents, which are deferred when management is reasonably certain the patent will be granted. Upon granting of the patent, such costs will be amortized to operations over the life of the patent. If management determines that development of products to which patent costs relate is not reasonably certain, or that deferred patent costs exceed net recoverable value, such costs are charged to operations.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996



2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

LEASES

Leases entered into are classified as either capital or operating leases. Leases which substantially transfer all benefits and risks of ownership of property to the Company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded together with its related long-term obligation to reflect the purchase and financing.

Rental payments under operating leases are expensed as incurred.

STOCK OPTIONS GRANTED

The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, which encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of the grant. SFAS 123, effective for the period ended March 31, 1997, does not require companies to change their existing accounting for stock-based awards, but if the new fair value method is not adopted, pro forma income and earnings per share data must be provided in the footnotes to the consolidated financial statements. The Company supplementally discloses the required pro forma information as if the fair value method had been adopted effective April 1, 1995 [see Note 12].

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings Per Share. SFAS 128 eliminates the requirement for primary earnings per share previously required under APB Opinion No. 15, Earnings Per Share, which showed the amount of income attributable to each share of common stock if every common stock equivalent were converted into common stock. SFAS 128 provides for the calculation and disclosure of basic and diluted earnings per share. Basic earnings per share is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution to common shareholders on the exercise of options, warrants or convertible instruments. SFAS 128 is effective for fiscal periods ending after December 15, 1997. Loss per share for the year ended March 31, 1997 under the provisions of SFAS 128 would have been $0.45.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996


3. CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. At March 31, 1997, the Company was not subject to any material credit risk. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

4. MAJOR CUSTOMERS AND EXPORT SALES

The Company operates in one major line of business, the development, manufacture and marketing of electronic products. Sales to three major customers comprise 31%, 17% and 12%, respectively, of revenues in 1997. Sales to three major customers comprise 10%, 10% and 9%, respectively, of revenues in 1996. During 1997, the Company had export sales of approximately $155,000 [1996 - $Nil].

5. STATEMENT OF CASH FLOWS

The Company had non-cash operating and financing activities and made cash payments as follows:

                                                                  1997           1996
                                                                    $             $
                                                                ---------      --------
Non-cash financing activities
  Professional services paid by issuance of common stock          418,232      319,498
  Refinancing fee paid by issuance of common stock                     --      101,250
  Compensation paid by issuance of common stock                        --       20,000
  Directors' fees paid by issuance of common stock                 35,640           --
  Legal settlement paid by issuance of common stock               127,500           --
  Interest charges on convertible notes payable paid by
    issuance of common stock                                       33,772           --
  Common stock issued on conversion of convertible notes
    payable                                                     4,285,714           --
  Common stock issued on exercise of prepaid warrants             120,000           --

Cash payments for interest and income taxes were as follows:
  Interest                                                         45,746      356,429
  Income taxes                                                         --           --
                                                                =========    =========

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996


6. INVENTORY

                                                          1997            1996
                                                            $                $
                                                       ---------       ---------
Raw materials                                            666,634       1,569,812
Work in process                                          179,967         194,437
Finished goods                                           802,262       1,478,996
                                                       ---------       ---------
                                                       1,648,863       3,243,245
                                                       =========       =========

During 1995, the Company introduced a new electronic product for sale in the retail market. The amount of revenues to date from the sale of the electronic product have not been significant. In addition, the Company's experience with sales returns and warranty provisions has been limited. At March 31, 1997, inventory of the Company is substantially all comprised of three successive models of the electronic product.

Management of the Company has established, in the normal course of business, provisions for sales returns, warranty and obsolescence in respect of sales to March 31, 1997 and inventory as at March 31, 1997. In addition, management of the Company has developed programs for the sale of earlier models of the electronic product which are expected to result in the sale of this inventory in the near term. No estimate can be made of the range of amounts of loss that are reasonably possible should actual experience exceed estimates for sales returns or warranty or should the programs to sell inventory not be successful.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996


7. PROPERTY AND EQUIPMENT

                                                     ACCUMULATED
                                                    DEPRECIATION AND   NET BOOK
                                           COST       AMORTIZATION      VALUE
                                             $               $            $
                                        ---------      ---------       ---------

1997
Computer hardware and software            187,645         64,962         122,683
Furniture and equipment                    55,758         46,738           9,020
Machinery and equipment                   177,883        110,266          67,617
                                        ---------      ---------       ---------
                                          421,286        221,966         199,320
                                        ---------      ---------       ---------

1996
Computer hardware and software            402,794        231,196         171,598
Furniture and equipment                   131,755         93,643          38,112
Leasehold improvements                    589,979        203,203         386,776
Machinery and equipment                 1,761,076        997,771         763,305
                                        ---------      ---------       ---------
                                        2,885,604      1,525,813       1,359,791
                                        =========      =========       =========


8. INVESTMENT IN JABRA

The Company owns 940,734 [1996 - 1,800,000] common shares of JABRA or 12.1% [1996 - 23.1%] of JABRA's common shares with a carrying value of $Nil on the Company's consolidated balance sheets. The Company has granted an option to a prior lender, expiring July 31, 1997, to purchase 300,000 of JABRA's common shares at a price of $1.50 per share pursuant to the Company's demand loan payable [see Note 9]. During 1997, the Company sold 859,266 common shares of JABRA for cash proceeds of $276,300 and recorded a gain on sale of investment of $276,300.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996



9. DEMAND LOAN PAYABLE

During 1995, the Company negotiated a demand loan payable, as amended, of $3.5 million, bearing interest at prime plus 2%, repayable on demand and expiring on July 31, 1995. In connection with the demand loan payable, as amended, share warrants providing the right to acquire 450,000 common shares of the Company on or before June 20, 1999 at a price of $4.00 per share were issued. During 1996 and in the period subsequent thereto, the demand loan payable was amended on August 1, 1995, February 1, 1996 and April 1, 1996. Pursuant to the various amendments: the expiry date was extended to October 31, 1996; the Company granted an additional share warrant providing the right to acquire 200,000 common shares of the Company on or before September 1, 1998 at a price of $2.00 per share; the existing share warrants providing the right to acquire 450,000 common shares of the Company on or before June 20, 1999 were repriced to $1.75 per share from $4.00 per share; 75,000 common shares of the Company were issued at an agreed price of $1.35 per share; the Company granted an option to acquire up to 300,000 common shares of JABRA on or before July 31, 1997 at a price of $1.50 per share; 33% of the net proceeds from any equity financing prior to April 1, 1996 and 50% of the net proceeds from any equity financing thereafter must be used to pre-pay the demand loan payable; and the lender may convert at any time prior to repayment all or any portion of the outstanding principal balance of the demand loan payable, including accrued interest thereon, into common shares of the Company at the lesser of $1.50 per share or following the occurrence of an event of default, the higher of $1.00 per share and the average closing price for the 20 days preceding the date of notice of an event of default.

The demand loan payable was collateralized by a first security interest covering accounts receivable, inventory, property and equipment, and other assets, and a specific pledge of the Company's shares in NCI and JABRA.

The demand loan payable plus accrued interest was retired on July 31, 1996.


10. RESEARCH AND DEVELOPMENT CONTRACT

The Company has entered into a long-term contract with an independent company to provide research and development services. The Company will receive cash of up to $860,000 for engineering services. Costs not specified in the contract are the responsibility of the independent company. The contract requires the Company to produce a working prototype by February 1998 which conforms to the product specifications defined in the contract. To date, the Company has incurred approximately $69,000 in direct costs of initial development work and has recorded $39,909 of revenue related to the contract. Total payments received to date on the contract are $214,250.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996



11. INCOME TAXES

The Company accounts for income taxes under the liability method required by FASB Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial statement purposes, a change in valuation allowance of $2,619,000 has been recognized to offset certain deferred tax assets for which realization is uncertain. Significant components of the Company's deferred tax liabilities and assets as of March 31 are as follows:

                                                        1997             1996
                                                          $               $
                                                     ----------      ----------
DEFERRED TAX LIABILITIES
Tax over book depreciation                              301,000          85,000
                                                     ----------      ----------
TOTAL DEFERRED TAX LIABILITIES                          301,000          85,000
                                                     ----------      ----------

DEFERRED TAX ASSETS
Bad debt reserve                                         15,000           5,000
Interest expense                                        450,000              --
Inventory capitalization                                 70,000         108,000
Inventory reserve                                       210,000          20,000
Net operating loss carryforwards                      8,169,000       5,912,000
Warranty reserve                                         14,000           8,000
Other                                                    43,000          83,000
                                                     ----------      ----------
TOTAL DEFERRED TAX ASSETS                             8,971,000       6,136,000
Valuation allowance for deferred tax assets          (8,670,000)     (6,051,000)
                                                     ----------      ----------
NET DEFERRED TAX ASSETS                                 301,000          85,000
                                                     ----------      ----------

NET DEFERRED TAX                                             --              --
                                                     ==========      ===========

The net provision for income taxes in 1997 and 1996 is $Nil as the Company incurred losses in those years. Pre-tax income (loss) from Canadian operations was approximately $681,000 in 1997 and $969,000 in 1996.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996



11. INCOME TAXES (CONT'D.)

A reconciliation between federal statutory income tax rates and the effective tax rate of the Company at March 31 is as follows:

                                                             LIABILITY METHOD
                                                           -------------------
                                                           1997          1996
                                                             %             %
                                                           -----        ------

U.S. federal statutory rate                                35.0          35.0
U.S. federal net operating loss rate                      (35.0)        (35.0)
U.S. state tax rate                                          --            --
Canadian statutory rate                                    45.6          44.1
Canadian non-capital loss rate                            (45.6)        (44.1)
                                                           -----        ------
Effective rate on operating loss                             --            --
                                                           =====        ======

The Company has U.S. net operating loss carryforwards available at March 31, 1997 of approximately $15,682,000 and $11,213,000 for federal and state tax purposes, respectively, to offset income in future years. These carryforwards will begin to expire in the years 2005 and 1998, respectively, unless previously utilized.

The tax attributes of the Company identified above may be subject to limitation arising from changes of ownership over the three year statutory testing period.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996


12. CAPITAL STOCK

AUTHORIZED CAPITAL

The authorized capital of the Company consists of 60,000,000 common shares [1996
- 30,000,000 common shares] with a par value of $.001 per share [1996 no par value] and 5,000,000 preferred shares [1996 - nil preferred shares] with a par value of $.001 per share.

COMMON STOCK

The issued common stock of the Company consisted of 23,370,008 and 15,103,703 common shares as of March 31, 1997 and 1996, respectively.

During 1997, convertible notes payable and accrued interest therein and prepaid warrants were converted into 4,758,752 shares of common stock. In addition, subsequent to March 31, 1997, prepaid warrants of $875,591 were converted into 5,453,685 shares of common stock. If these conversions had occurred on April 1, 1996, the reported loss per share for the year ended March 31, 1997 would have decreased $0.10 to $0.34.

PREFERRED STOCK

The Company has no issued preferred stock at March 31, 1997 and 1996.

STOCK OPTIONS

The Company maintains two stock option plans. The 1992 Stock Option Plan is a non-qualified stock option plan which entitles certain directors and key employees to purchase common shares of the Company. A maximum of 10% of outstanding common shares are authorized for grant under the Plan. Options are granted at a price not less than fair market value at the date of grant, and are subject to approval of the Board of Directors. The 1994 Stock Option Plan entitles certain directors, key employees and consultants of the Company to purchase common shares of the Company. The 1994 Plan covers a maximum aggregate of 4,000,000 shares, as amended and approved by shareholders on July 25, 1996. The 1994 Plan provides for the granting of options which either qualify for treatment as incentive stock options or non-statutory stock options.

No options were granted during 1997. Options granted during 1996 were under the 1994 and 1992 Stock Option Plan.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996



12. CAPITAL STOCK (CONT'D.)

The following table summarizes stock option transactions:

                                                                WEIGHTED AVERAGE
                                                      SHARES     EXERCISE PRICE
                                                        #                $
                                                     ---------   ---------------

BALANCE, MARCH 31, 1995                                694,658              2.15
Granted                                                843,000              2.85
Exercised                                              (15,000)             2.02
Expired                                                (23,000)             3.30
Cancelled                                               (6,000)             3.38
                                                     ---------   ---------------
BALANCE, MARCH 31, 1996                              1,493,658              2.71
Granted                                                     --                --
Exercised                                                   --                --
Expired                                                (73,000)             3.08
Cancelled                                             (250,000)             1.70
                                                     ---------   ---------------
BALANCE, MARCH 31, 1997                              1,170,658              2.89
                                                     =========   ===============

All outstanding options were exercisable at March 31, 1997. The options are exercisable at prices ranging from U.S. $2.09 to U.S. $3.65 [1996 - U.S. $1.50 to U.S. $3.65] and expire over the period to April 2000.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996



12. CAPITAL STOCK (CONT'D.)

The Company adopted Statement of Financial Accounting Standard No. 123 entitled Accounting for Stock-Based Compensation ("SFAS 123") as of April 1, 1995. The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue their current practice but disclose the pro forma effects on net income and earnings per share had the value of the options been expensed. The Company has elected to continue its practice of recognizing compensation expense for its stock option and warrant incentive plans using the intrinsic value based method of accounting [see Note 2] and to provide the required pro forma information for stock options and warrants granted after April 1, 1995. Under the terms of the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date, or other measurement date, over the amount an employee must pay to acquire stock. Had compensation expense for the Company's stock options and warrants granted after April 1, 1995 been determined based on the fair value at the grant dates for awards under those plans, the Company's pro forma loss for the year and loss per share for the reported years would have been as follows:

                                                         1997           1996
                                                           $              $
                                                      ----------     ----------

Loss for the year                                     (9,597,102)    (8,455,696)
Compensation expense                                     107,377      1,458,330
                                                      ----------     ----------
Pro forma net loss                                    (9,704,479)    (9,914,026)
                                                      ==========     ==========
Pro forma loss per share                                   (0.45)         (0.75)
                                                      ==========     ==========

The effects on pro forma loss per share of expensing the estimated fair value of stock options and warrants are not necessarily representative of the effects on reported net income for future years due to such things as the potential for issuance of additional stock options and warrants in future years.

The fair value of options and warrants granted after April 1, 1995, used as a basis for the above pro forma disclosures, was estimated at the date of grant using the Black-Scholes option pricing model. The option and warrant pricing assumptions include a dividend yield of 0%; and expected volatility of 1.390; a risk free interest rate of 6.17%; and an expected life of half the period from grant to expiration.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996


12. CAPITAL STOCK (CONT'D.)

SHARE WARRANTS

The Company has outstanding share warrants as of March 31, 1997, in connection with private placements, convertible debentures, equipment leasing and establishing and amending the demand loan payable, entitling the holders to purchase one common share for each warrant held as follows:

  NUMBER OF                   EXERCISE PRICE
  WARRANTS                           $                          EXPIRATION DATE
  ---------                   --------------                    ---------------
   200,000                         2.00                         September 1998
    33,750                         4.00                         June 1999
   450,000                         1.75*                        July 1999
    82,100                         4.00                         August 1999
   106,986                         1.61**                       February 2000
    88,014                         1.61**                       March 2000
   129,230                         1.625                        March 2001
   401,924                         0.469***                     July 2001
   400,000                         0.469***                     August 2001
   150,000                         0.65625**                    October 2001
   146,866                         1.09**                       October 2005
 ---------
 2,188,870
 =========

----------
* Repriced to $1.75 per share from $4.00 per share pursuant to amendments to demand loan payable [see Note 9].

** These warrants contain provisions for adjustment for dilutive events. The exercise prices and where applicable, the number of warrants, have been adjusted to reflect any such events or agreements through March 31, 1997.

*** Repriced to $0.469 per share from $0.9875 and $0.9375, respectively, pursuant to amendments to a consulting agreement.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996

13. COMMITMENTS

The Company has a lease for office space in Poway, California which is subject to annual increases based on the CPI index. The lease expires in 2002. Office rent expense for the years ended March 31, 1997 and 1996 was $312,422 and $271,620, respectively.

Minimum commitments under operating leases are as follows:

                                                                           $
                                                                       ---------
1998                                                                     221,000
1999                                                                     221,000
2000                                                                     221,000
2001                                                                     221,000
2002                                                                     166,000
                                                                       ---------
                                                                       1,050,000
                                                                       =========


14. CONVERTIBLE NOTES PAYABLE

                                                          1997           1996
                                                            $             $
                                                         ------       ----------
7% convertible notes payable, due March 1999                 --        4,285,714
                                                         ======       ==========

The convertible notes payable were convertible at the option of the holder into common shares of the Company at any time after May 4, 1996. The convertible notes payable were convertible at the lesser of: $1.765 for each common share; or a 30% discount to the 5 day moving average price of the common shares on the day prior to conversion.

During the period May 13, 1996 to May 24, 1996, the holders of the convertible notes payable exercised their options and converted all of the convertible notes payable, together with accrued interest thereon, into 4,366,050 common shares of the Company at conversion prices per share ranging from US $0.981 to US $1.269.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996



15. BARTER TRANSACTION

During 1996, the Company sold 7,000 units of product to an independent media trading firm in exchange for $1,172,500 of media trade credits and 50% of the cash proceeds realized on the ultimate sale of the units. The costs of the 7,000 units, amounting to $980,000, has been charged to cost of sales. The Company recognized no prepaid asset or any revenue in connection with the trade credits since their use requires matching cash payments and the Company's ability to continue as a going concern is in substantial doubt. In addition, the amount of cash to be received on the ultimate sale of the units cannot be reasonably estimated. Accordingly, the Company intends to recognize future revenue from the trade credits only when ascertainable economic value is realized from their use or cash proceeds are received from the ultimate sale of the units.

During 1996, the Company recorded revenue on the utilization of approximately $37,000 of trade credits.

16. CONTINGENT LIABILITY

The Company may have a liability to certain security holders due to a possible violation of federal and state securities laws prohibiting an issuer from selling securities in a private placement by any form of general solicitation or advertising. Section 5 of the Securities Act of 1933 prohibits the sale of securities pursuant to a prospectus that does not satisfy the requirements of the Securities Act. Such violation, if deemed to have occurred, could give rise to a private right of action by the affected security holders for rescission of recently issued securities in the amount of $5.67 million and for damages. Management of the Company has provided notice to each of the affected security holders of the possible violation and has obtained from affected security holders, representing $5.42 million of the above shares, written release and waivers with respect thereto. It is possible that the release and waiver agreements could be challenged at some later date by an affected security holder on grounds of enforceability. Although management of the Company has no present reason to believe that the release and waiver agreements are not enforceable, a contrary finding by a federal or state court may result in a continuing risk of potential liability. Management of the Company believes the likelihood of a future event occurring to confirm the contingent liability is remote.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996



17. PREPAID WARRANTS

During 1997, the Company received cash from prepaid warrants of $3,396,505, net of offering costs of $409,395. The face amount of the warrants of $3,805,900 is exercisable, without further cash payment, into common shares of the Company at the lesser of $0.70 per common share (with respect to $805,900 of warrants) and $0.69125 per common share (with respect to $3,000,000 of warrants) or a 30% discount to the 5 day moving average bid price of the common shares on the day prior to exercise. The exercise price of the warrants will be further discounted by 7% per year and for other events until the warrants are exercised. During 1997, the holders of prepaid warrants exercised this option and converted $120,000 of prepaid warrants into 392,702 common shares of the Company at a conversion price of U.S. $0.305. At March 31, 1997, the outstanding prepaid warrants were exercisable into approximately 14.9 million common shares.

18. RESTRUCTURING CHARGE

The Company recorded a restructuring charge of $2,228,001 as follows:

                                                                         1997
                                                                           $
                                                                      ----------
Write-down of inventory                                                1,290,039
Losses on cancellation of purchase commitments                            98,295
Severance costs                                                           47,265
Write-down of property and equipment to net realizable amount            376,538
Loss on disposal of property and equipment                               365,864
Facility reduction and other                                              50,000
                                                                      ----------
                                                                       2,228,001
                                                                      ==========

At March 31, 1997, a total of $162,423 was included in other accounts payable and accrued liabilities relating to the restructuring, which is expected to be substantially completed by June 1997. The restructuring charge is as a result of the change in the Company's operations due to the discontinuation of contract manufacturing services arising from a decision to focus on Original Equipment Manufacturing and licensing activities related to the Company's FLASHBACK technology.

NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
(FORMERLY NORRIS COMMUNICATIONS CORP.)


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1997 and 1996


19. SUBSEQUENT EVENT

On June 13, 1997, the Company completed the sale of $500,000 of 12% secured notes due September 30, 1999 ("Notes") to nine investors ("Noteholders"). The Notes are collateralized by the Company's issued and pending patents and the FLASHBACK technology. The Notes may become convertible only when and if allowable under the terms of the prepaid warrants (see Note 18) and are then convertible at the lowest warrant conversion price used by the prepaid warrantholders, subject to certain future adjustments. Upon conversion, the Noteholders will receive a stock purchase warrant exercisable at the conversion price for a period of three years.

                   NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                    UNAUDITED

                                                       SEPTEMBER 30 1997   MARCH 31, 1997
                                                                $                 $
                                                       -----------------   --------------
ASSETS
CURRENT
Cash and cash equivalents                                        784,060          176,158
Accounts receivable, less allowance for doubtful
   accounts of $20,999 and $36,330, respectively                 253,704           30,097
Inventory [note 3]                                             1,586,477        1,648,863
Property and equipment held for sale                                  --           68,567
Prepaid expenses and other                                         6,199               --
                                                       -----------------   --------------
                                                               2,630,440        1,923,685
                                                       -----------------   --------------
Property and equipment, net                                      166,708          199,320
Other intangible assets, net of accumulated
   amortization of $36,063 and $32,341
   respectively                                                   38,346           42,068
                                                       -----------------   --------------
                                                                 205,054          241,388
                                                       -----------------   --------------
    TOTAL ASSETS                                               2,835,494        2,165,073
                                                       =================   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT
Accounts payable, trade                                          758,050        1,264,150
Other accounts payable and accrued liabilities [note 10]         742,064        1,049,697
Advances in excess of earnings on development contract            54,966          174,341
Current portion of term note payable [note 4]                     71,603               --
                                                       -----------------   --------------
                                                               1,626,683        2,488,188
                                                       -----------------   --------------
LONG-TERM [NOTE 4]
Secured notes payable                                            500,000               --
Term note payable, net of current portion                        111,030               --
                                                       -----------------   --------------
                                                                 611,030               --
                                                       -----------------   --------------
    TOTAL LIABILITIES                                          2,237,713        2,488,188
                                                       -----------------   --------------
Contingencies [note 12]
REDEEMABLE PREFERRED STOCK
Series A, $.001 par value (redeemable at
   anytime at variable prices of $10 or
   more), 8% cumulative and convertible
   voting preferred stock, $10 liquidation
   preference, 100,000 shares authorized,
   82,000 shares issued and outstanding
   at September 30, 1997 [note 5]                                782,500               --
                                                       -----------------   --------------
STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock, $0.001 par value,
   authorized 60,000,000 and
   30,000,000 respectively;
   55,413,405 and 23,370,008 shares
   outstanding, respectively [note 6]                             55,413           23,370
Additional paid-in capital                                    31,200,396       28,459,269
Prepaid warrants [note 7]                                        966,928        3,276,505
Contributed surplus                                            1,592,316        1,592,316
Accumulated deficit                                          (33,999,772)     (33,674,575)
                                                       -----------------   --------------
                                                                (184,719)        (323,115)
                                                       -----------------   --------------
   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY (DEFICIENCY)                           2,835,494        2,165,073
                                                       =================   ==============

See notes to interim consolidated financial statements

                   NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                    UNAUDITED


                                                       Three months ended            Six months ended
                                                          September 30                  September 30
                                                        1997          1996           1997           1996
                                                          $             $              $              $
                                                    ----------     ----------     ----------    -----------
REVENUE:
   Product sales                                       107,906        147,817        270,114        301,543
   Development services                                207,438             --        434,289             --
                                                    ----------     ----------     ----------    -----------
         Total revenues                                315,344        147,817        704,403        301,543
                                                    ----------     ----------     ----------    -----------

COST OF REVENUES:
   Cost of product sales                                87,882        790,061        242,782      1,049,318
   Cost of development services                        106,683             --        241,912             --
                                                    ----------     ----------     ----------    -----------
          Total cost of revenues                       194,565        790,061        484,694      1,049,318
                                                    ----------     ----------     ----------    -----------

Gross profit (loss)                                    120,779       (642,244)       219,709       (747,775)

OPERATING EXPENSES:
   Selling and administrative                          253,918      1,376,351        573,776      2,449,651
   Research and related expenditures                    44,229        196,101        104,399        407,685
                                                    ----------     ----------     ----------    -----------
          Total operating expenses                     298,147      1,572,452        678,175      2,857,336
                                                    ----------     ----------     ----------    -----------

Operating loss                                        (177,368)    (2,214,696)      (458,466)    (3,605,111)

OTHER INCOME (EXPENSE)
   Interest expense                                    (15,123)        (1,042)       (22,613)       (77,522)
   Interest income                                       1,467         13,589          2,882         24,781
   Other income [note 9]                                    --             --        153,000             --
                                                    ----------     ----------     ----------    -----------
          Other income (expense), net                  (13,656)        12,547        133,269        (52,741)
                                                    ----------     ----------     ----------    -----------

Loss before provision for income taxes                (191,024)    (2,202,149)      (325,197)    (3,657,852)
Provision for income taxes                                  --             --             --             --
                                                    ----------     ----------     ----------    -----------
NET LOSS                                              (191,024)    (2,202,149)      (325,197)    (3,657,852)
                                                    ==========    ===========     ==========    ===========

NET LOSS PER COMMON SHARE [NOTE 14]                     (0.004)         (0.10)         (0.01)         (0.19)
                                                    ==========    ===========     ==========    ===========

WEIGHTED AVERAGE COMMON SHARES                      52,465,515     22,287,418     39,145,164     19,641,347
                                                    ==========    ===========     ==========    ===========



See notes to interim consolidated financial statements

                   NORRIS COMMUNICATIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                    UNAUDITED

                                                               FOR THE SIX MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                                   1997            1996
OPERATING ACTIVITIES                                                 $               $
                                                               ----------     ----------
Net loss                                                         (325,197)    (3,657,852)
Adjustments to reconcile net loss to net cash
     used by operating activities:
     Depreciation and amortization                                 40,733        202,998
     Gain on disposal of equipment                                (12,088)
     Interest paid by issuance of common stock                         --         33,772
     Professional services paid by issuance of common stock        42,708         72,000
     Legal settlement paid by issuance of common stock                 --        127,500
Changes in assets and liabilities:
     Accounts receivable                                         (223,607)       (18,616)
     Inventory                                                     62,386         (2,841)
     Prepaid expenses and other                                    (6,199)        61,637
     Accounts payable, trade                                        9,918     (1,215,479)
     Other accounts payable and accrued liabilities              (220,133)      (217,150)
     Advances on research and development contract               (119,375)            --
                                                               ----------     ----------
Cash (used in) operating activities                              (750,854)    (4,614,031)
                                                               ----------     ----------
INVESTING ACTIVITIES
Purchase of property and equipment                                 (4,663)      (148,803)
Proceeds on disposal of property and equipment                     80,919             --
                                                               ----------     ----------
Cash provided by (used in) investing activities                    76,256       (148,803)
                                                               ----------     ----------
FINANCING ACTIVITIES
Repayments under demand loan payable                                   --     (2,185,546)
Proceeds from secured notes payable                               500,000             --
Proceeds from sale of preferred stock                             782,500             --
Proceeds from issuance of common shares and warrants                   --      5,095,949
                                                               ----------     ----------
Cash provided by financing activities                           1,282,500      2,910,403
                                                               ----------     ----------
Net increase (decrease) in cash                                   607,902     (1,852,431)
Cash and cash equivalents, beginning of period                    176,158      2,843,540
                                                               ----------     ----------
Cash and cash equivalents, end of period                          784,060        991,109
                                                               ==========     ==========
SUPPLEMENTAL DISCLOSURES OF CASH INFORMATION:
   Cash paid during the period for:
       Interest                                                    15,123         77,521
SUPPLEMENTAL  SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
   Interest paid by issuance of common stock                           --         33,772
   Professional services and legal settlements
     paid by issuance of common stock                              42,708        199,500
   Conversion of long-term convertible note to
     common stock                                                      --      3,033,772
   Common stock issued on exercise of prepaid
     warrants                                                   2,309,578             --
   Accounts payable and accruals paid by issuance
     of common stock                                              420,885             --
   Settlement of accrued lease termination by
     issuance of term notes                                       182,633             --



See notes to interim consolidated financial statements

                           NORRIS COMMUNICATIONS, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                               September 30, 1997

1. OPERATIONS
Norris Communications, Inc. (the "Company") was incorporated in the Province of British Columbia, Canada on February 11, 1988 and on November 22, 1994, changed its domicile from British Columbia to the Yukon Territory, Canada. The Company further changed its domicile to Wyoming on August 30, 1996 and on September 4, 1996 reincorporated into Delaware. The Company is engaged through its wholly-owned U.S. subsidiary in developing and exploiting proprietary electronic technologies.

2. BASIS OF PRESENTATION
The accompanying interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Norris Communications, Inc. ("NCI"), a California corporation, based in San Diego, California.

The interim consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. The Company has incurred significant losses and negative cash flow from operations in each of the last three fiscal years and for the six month period ended September 30, 1997 and has an accumulated deficit of $33,999,772 at September 30, 1997. The Company's operational plan involves focusing on licensing and product development on a contract basis and for the Company's own account. The Company's ability to continue as a going concern is in doubt and is dependent upon achieving a profitable level of operations.

These interim consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying interim consolidated financial statements.

These interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted for interim financial information and the instructions to Form 10-QSB. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The interim consolidated financial statements and notes thereto should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the fiscal year ended March 31, 1997.

Loss per common share is computed by dividing net loss, adjusted for dividends related to the Company's preferred stock, by the weighted average number of common shares and common share equivalents, unless antidilutive, outstanding during the period (see Note 14).

In the opinion of management, the interim consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. Operating results for the three and six month periods ended September 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 1998.

                           NORRIS COMMUNICATIONS, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                               September 30, 1997

3. INVENTORY
Inventory of raw material, work in process and finished goods is recorded at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Inventories consist of the following:

                                    September 30, 1997        March 31, 1997
                                    ------------------        --------------
 Raw material                       $          748,744        $      666,634
 Work in process                               170,785               179,967
 Finished goods                                666,948               802,262
                                    ------------------        --------------
                                    $        1,586,477        $    1,648,863
                                    ==================        ===============

4. LONG-TERM DEBT
Secured Notes Payable
The secured notes payable bear interest at 12%, payable quarterly. The notes are collateralized by the Company's issued and pending patents and the FLASHBACK technology. The notes may become convertible only when and if allowable under the terms of the prepaid warrants (see note 7) and when sufficient authorized stock is available and are then convertible at the lowest warrant conversion price used by the prepaid warrant holders (currently $0.0875 per share), subject to certain future adjustments. Upon conversion, the note holders will receive a stock purchase warrant exercisable into the same number of shares as converted at the conversion price for a period of three years. If these notes were convertible by their terms on September 30, 1997 they would have been convertible into approximately 5.7 million common shares with warrants exercisable into a like number of shares at $0.0875 per share for three years. See Note 13.

Term Note Payable
A 10% unsecured term note was issued effective September 30, 1997 in connection with the settlement of accrued balances owing related to the Company's former facility lease. The Company made a principal payment of $25,000 in October 1997 and is obligated to make monthly payments of principal and interest of $5,000 for 38 months through November 1, 2000. At September 30, 1997 the total note obligation was $182,633 with $71,602 being the current portion.

5. REDEEMABLE PREFERRED STOCK
The Company is authorized to issue 5,000,000 shares of $.001 par value preferred stock in one or more series from time to time by action of the Board of Directors. During September 1997, the first series, consisting of up to 100,000 shares, was designated by the Board of Directors as Series A. The Series A Stock has voting rights equal to the number of shares of Common Stock into which the Series A Stock is convertible. Dividends of 8% per annum are cumulative and may be payable in cash or shares of Common Stock, at the Company's election. The Series A Stock has a liquidation preference of $10.00 per share, plus accrued and unpaid dividends, with no participation after the preference is paid.

The Series A Stock is convertible into shares of Common Stock computed by dividing $10.00 plus accrued and unpaid dividends by the lesser of (i) $0.0875 or (ii) 80% of the average closing bid price for the Common Stock for the ten trading days immediately following any and each distribution in shares, subdivision, split up, combination, reclassification, or other change in Common Stock. There are not currently sufficient authorized but unissued shares of Common Stock available for conversion of the Series A Stock and the Company is obligated to take appropriate corporate action to authorize additional shares of its Common Stock, to be reserved and kept available solely for issuance upon the conversion of the Series A Stock. There can be no assurance when or if the Series A Stock will become convertible. See Note 13.

                           NORRIS COMMUNICATIONS, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                               September 30, 1997

5. REDEEMABLE PREFERRED STOCK (CONT.)
The Company is required to redeem the Series A Stock on September 1, 2000 ("Mandatory Redemption Date") and upon the occurrence of certain other events. The Company may redeem the Series A Stock earlier only if there are sufficient shares available for conversion of the Series A Stock. The redemption price is $10.00 per share plus accrued and unpaid dividends if there are sufficient shares available for conversion of the Series A Stock, otherwise the redemption price is equal to the greater of (i) $10.00 per share plus accrued and unpaid dividends or (ii) an amount equal to a five day market price multiplied by the shares into which the Series A Stock would be convertible if shares were authorized, plus a 10% premium. If sufficient shares of Common Stock for conversion of the Series A Stock are not authorized by March 31, 1998, the dividend rate shall be increased to 12% until sufficient shares are authorized and the Mandatory Redemption Date shall be accelerated to December 31, 1998.

During September 1997 the Company sold 82,000 shares of Series A Stock at $10.00 per share or $820,000 with net proceeds of $782,500. Subsequent to September 30, 1997 the Company sold an additional 17,500 shares for gross proceeds of $175,000.

6. COMMON STOCK
The following table summarizes common equity transactions during the six month period ended September 30, 1997 (see Note 5 for preferred stock transactions):

                                                             Additional
                                                              paid-in        Prepaid   Contributed     Accumulated
                                       Shares     Amount      capital        Warrants     Surplus         Deficit         Total
                                    ----------  ---------  ------------   ------------  -------------  ------------       -----
Balance, March 31, 1997             23,370,008  $  23,370  $ 28,459,269   $  3,276,505   $  3,276,505  $(33,674,575)  $ (323,115)

Stock issued on exercise of
  prepaid warrants                  29,805,455     29,805     2,279,772     (2,309,577)            --            --           --

Stock issued pursuant to private
  placement fees                       457,484        457          (457)            --             --            --           --

Stock issued in debt settlement        400,000        400        87,100             --             --            --       87,500

Stock issued as payment for
  accrued professional services
  and compensation                   1,380,458      1,381       374,712             --             --            --      376,093

Net loss                                    --         --            --             --             --      (325,197)    (325,197)
                                    ----------  ---------  ------------   ------------   ------------  ------------   ----------
Balance, September 30, 1997         55,413,405  $  55,413  $ 31,200,396   $    966,928   $  1,592,316  $(33,999,772)  $ (184,719)
                                    ==========  =========  ============   ============   ============  ============   ==========

7. PREPAID WARRANTS
During fiscal 1997, the Company received cash from prepaid warrants of $3,396,505, net of offering costs of $409,395. The original terms of the Prepaid Warrants provided that the face amount of the warrants or $3,805,900 was exercisable, without further cash payment, into common shares of the Company at the lessor of: $0.70 per common share (with respect to $805,900 of warrants) and $0.69125 per common share (with respect to $3,000,000 of warrants) or a 30% discount to the 5 day moving average bid price of the common shares on the day prior to exercise with the exercise price of the warrants further discounted by 7% per year until the warrants are exercised.

The Company does not presently have sufficient authorized and unissued common shares for the exercise of the remaining Prepaid Warrants. Under the terms of the Prepaid Warrants, the Company is obligated to take action to increase the authorized shares and conversions in excess of authorized and unissued Common Stock are suspended pending such increase.

                           NORRIS COMMUNICATIONS, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                               September 30, 1997

7. PREPAID WARRANTS (CONT.)
In September 1997, the remaining three Prepaid Warrant holders executed Amendment No. 1 to the warrant agreement. Among other terms, the Amendment fixes the exercise price at $0.0875 per share subject to certain adjustments. The fixed price of $0.0875 per share may be adjusted down (i) to 80% of the market price following certain changes in the Company's Common Stock including a reverse stock split, and (ii) to the price at which new securities are issued if at a price below $0.0875 per share. At the fixed price of $0.0875 per share the remaining Prepaid Warrants ($1.3 million, as adjusted) are convertible into approximately 15.3 million shares as of September 30, 1997. The number of shares issuable further increases by 7% per annum. The original expiration of the Prepaid Warrants was in July and August 1999, however, such date is currently being extended during the suspension period as described above.

Under terms of Amendment No. 1, the Company made 1,000,000 additional shares of Common Stock available for exercise by Prepaid Warrant holders during September 1997 from shares previously reserved for other warrants and options. The Company is required to make a second 1,000,000 shares of Common Stock to be made available from shares previously reserved for other warrants and options by October 31, 1997. The Company has also agreed to hold a stockholders meeting or otherwise conduct a consent solicitation to increase the authorized number of shares on or before December 15, 1997 and have sufficient shares authorized by January 31, 1998. Failure by the Company to meet these conditions allows the Prepaid Warrant holders, at their option, to nullify Amendment No 1.

8. WARRANTS AND OPTIONS
At September 30, 1997, warrants were outstanding/exercisable into the following listed shares. Also see Note 4 for additional warrants that may become issuable upon conversion of secured notes payable.

                               Number of      Exercise Price
Description                      Shares       U.S.$             Expiration Date
------------                   --------       ---------------   ----------------
Warrants                        200,000          2.00           September 1998
Warrants                         33,750          4.00           June 1999
Warrants                        450,000          1.75           July 1999
Warrants                         82,100          4.00           August 1999
Warrants (a)                     20,570          0.25           February 2000
Warrants (a)                     25,000          0.25           March 2000
Warrants (a)                     27,500          0.25           March 2001
Warrants (a)                    401,924          0.25           July 2001
Warrants (a)                    400,000          0.25           August 2001
Warrants (a)                    150,000       0.15625           October 2001
Warrants (a)                    128,067          0.25           October 2005
------------                   ---------
Total                          1,918,911
============                   =========

(a) During the current period, the Company amended the terms of these warrants to adjust and fix the exercise price in conjunction with a reduction in the number of shares subject to exercise and/or to eliminate future adjustments for certain dilutive events.

                           NORRIS COMMUNICATIONS, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                               September 30, 1997

8. WARRANTS AND OPTIONS (Cont'd)
The following table summarizes stock option activity for the period:

        Outstanding at March 31, 1997                  1,170,658
        Granted                                        1,920,000
        Exercised                                             -
        Expired                                        (347,818)
        Canceled                                       (345,113)
                                                       ---------
        Outstanding at September 30, 1997              2,397,727
                                                       =========

Options outstanding are exercisable at prices ranging from $0.1562 to $3.65 and expire over the period from 1997 to 2002.

9. OTHER INCOME
The Company received $153,000 from a former vendor resulting from prior period overpayments. The overpayments were recorded as an expense in the prior period because of uncertainty regarding the amount and likelihood of recovery.

10. RESTRUCTURING CHARGE
The Company recorded a restructuring charge of $2,228,001 in fiscal 1997 resulting from the change in the Company's operations due to the discontinuance of contract manufacturing services. At March 31, 1997, a total of $162,423 was included in other accounts payable and accrued liabilities relating to the restructuring. During the fiscal quarter ended June 30, 1997, the restructuring was completed.

11. INCOME TAXES
The Company has not provided a tax provision for the current period, due to current losses. The Company has U.S. net operating loss carryforwards of approximately $15,682,000 and $11,213,000 for federal and state tax purposes, respectively, subject to certain limitations.

12. CONTINGENT LIABILITY
The Company may have a liability to certain security holders due to a possible violation of federal and state securities laws prohibiting an issuer from selling securities in a private placement by any form of general solicitation or advertising. Section 5 of the Securities Act of 1933 prohibits the sale of securities pursuant to a prospectus that does not satisfy the requirements of the Securities Act. Such violation, if deemed to have occurred, could give rise to a private right of action by the affected security holders for rescission of recently issued securities in the amount of $5.67 million and for damages. Management of the Company has provided notice to each of the affected security holders of the possible violation and has obtained from affected security holders, representing $5.42 million of the above shares, written release and waivers with respect thereto. It is possible that the release and waiver agreements could be challenged at some later date by an affected security holder on grounds of enforceability. Although management of the Company has no present reason to believe that the release and waiver agreements are not enforceable, a contrary finding by a federal or state court may result in a continuing risk of potential liability. Management of the Company believes the likelihood of a future event occurring to confirm the contingent liability is remote. See notes 6 and 7 for partial conversions to Common Stock by these security holders.

                           NORRIS COMMUNICATIONS, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                               September 30, 1997

13. ACCOUNTING FOR CONVERTIBLE SECURITIES AT A DISCOUNT (Cont'd)
The position of the Securities & Exchange Commission on convertible preferred stock and convertible debt that are in the money at the time of issuance requires recording the discount as a non-cash dividend or interest. The imputed dividend or interest is recognized beginning with the issuance of the security to the first date that conversion can occur. The Secured Notes (Note 4) issued in June 1997 and the Series A Stock (Note 5) issued in September 1997 are not presently convertible due to certain restrictions including the unavailability of authorized but unissued common shares. The date the Secured Notes or Series A Stock may become convertible is indeterminate and unless additional common shares are authorized they may not become convertible prior to their maturity or redemption. There can be no assurance of authorization of additional common shares or the future convertibility of the securities. The Company, therefore has not recorded any imputed dividend or interest on the Series A Stock or Secured Notes. If these securities had been convertible at issuance the Company would have recorded non-cash interest of approximately $178,000 in the first quarter of the current year related to the Secured Notes (increasing the net loss) and approximately $550,000 as a non-cash dividend on preferred stock (impacting the computation of loss per common share, see Note 14) during the second quarter. The Company has no contractual obligation to pay such non-cash imputed dividends or interest.

14. NET LOSS PER COMMON SHARE
Net loss per share applicable to common stockholders is calculated as follows:

                                  Three months ended             Six months ended
                                     September 30,                 September 30,
                                 1997            1996          1997            1996
                            -------------   -------------  -------------   -------------

Net loss                    $   (191,024)   $ (2,202,149)   $   (325,197)   $ (3,657,852)
Preferred stock dividends
  at stated rate                  (1,085)             --          (1,085)             --
                            ------------    ------------    ------------    ------------
Net loss applicable to
  common stockholders       $   (192,109)   $ (2,202,149)   $   (326,282)   $ (3,657,852)
Net loss per common share   $     (0.004)   $      (0.10)   $      (0.01)   $      (0.19)
                            ============    ============    ============    ============
Weighted average shares
  outstanding                 52,465,515      22,287,418      39,145,164      19,641,347
                            ============    ============    ============    ============

The net loss per common share for the three and six months ended September 30, 1997 would have been $(0.01) and $(0.03), respectively, assuming the secured notes and convertible preferred stock were convertible at issuance as described in Note 13.

The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings Per Share," which will be effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 requires that public companies present basic and diluted earnings per share, which are computed differently than the currently used earnings per share. Basic and diluted earnings per share for the above periods would not have been materially different than the earnings per common share reported for those periods.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article TENTH of the Certificate of Incorporation of the Company provides:

        "TENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice."

        The Company's Bylaws provide that an officer, director, employee or agent of the Company is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The Company has directors and officers liability insurance. The insurance policy covers liability for claims made against directors and officers for their wrongful acts involving errors, misstatements, misleading statements or acts or omissions or neglect or breach of duty, while acting in their individual or collective capacities for any matter claimed against them solely by reason of their being directors or officers of the Company. The coverage includes damages, judgment, settlements and costs of legal actions, claims or proceedings and appeals therefrom but does not include fines or penalties imposed by law for matters which may be deemed uninsurable under the law.

        If Delaware law and California law are in conflict with regard to the Company's power or obligation to indemnify, and the issue were to be contested in the Delaware and/or California, the legal outcome is unpredictable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

                  Registration Fee                    $    463
                  Blue Sky Fees and Expenses          $  2,000
                  Legal Fees and Expenses             $ 20,000
                  Accounting Fees and Expenses        $  2,000
                  Miscellaneous Expenses              $  1,000

                  Total                               $ 25,463
                                                       =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        The Company has sold the following securities within the last three years:

        1. In December 1994 and in May 1995, the Company issued 887,048 shares of Common Stock for $1,700,000 cash to an accredited investor. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        2. In April 1995, the Company issued 3,050,000 shares of Common Stock for $5,814,000 cash to accredited investors in the United States and to qualified investors outside of the United States. The securities issued to non-United States investors were issued in accordance with Regulation S of the Securities Act of 1933. The issuance of such securities to United States investors was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        3. In connection with the April 1995 private placement, the Company issued to the placement agent in consideration of the efforts of the placement agent, warrants to purchase 195,000 shares of Common Stock at a price (subject to adjustment) of $2.01 per share.

        4. In August 1995, the Company issued 250,000 shares of Common Stock for $300,000 cash to an accredited investor. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        5. In October 1995, the Company issued 1,280,666 shares of Common Stock for $1,700,000 cash to qualified investors outside of the United States. The securities were issued in accordance with Regulation S of the Securities Act of 1933.

        6. In connection with the October 1995 private placement, the Company issued to the placement agent in consideration of the efforts of the placement agent, warrants to purchase 128,067 shares of Common Stock at a price (subject to adjustment) of $1.25 per share.

        7. In October 1995, the Company issued 13,333 shares of Common Stock to
R. Gordon Root, President and Chief Executive Officer of the Company, as a bonus. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        8. In October 1995, the Company issued 28,436 shares of Common Stock to the placement agent for consulting services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D.

        9. In October 1995, the Company issued 25,000 shares of Common Stock to CVD Financial Corporation for payment of refinance fees. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        10. In November 1995, the Company issued 174,095 shares of Common Stock to Day & Campbell for legal services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        11. In December 1995, the Company issued 13,312 shares of Common Stock to the Wall Street Group for consulting services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        12. In December 1995, the Company issued 1,000,000 shares of Common Stock for $1,000,000 cash to accredited investors. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) and Regulation D promulgated thereunder.

        13. In December 1995, the Company issued 600,000 shares of Common Stock for $600,000 cash to qualified investors outside of the United States. The securities were issued in accordance with Regulation S of the Securities Act of 1933.

        14. In March 1996, the Company issued convertible notes with a face value of $3,000,000 to qualified investors outside of the United States. The notes subsequently were converted into Common Stock in May and June 1996 without payment of additional consideration. The securities were issued in accordance with Regulation S of the Securities Act of 1933.

        15. In connection with the March 1996 private placement, the Company issued to the placement agent in consideration of the efforts of the placement agent, warrants to purchase 129,230 shares of Common Stock at a price (subject to adjustment) of $1.625 per share.

        16. In May 1996, the Company issued 48,000 shares of Common Stock to Set Marketing On for consulting services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        17. In May 1996, the Company issued 85,000 shares of Common Stock to Norm Finkelstein in settlement of certain litigation. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder

        18. In June 1996, the Company issued 2,420,143 shares of Common Stock for $1,695,000 cash and Warrants with a face value of $805,000 to accredited investors in the United States and to qualified investors outside of the United States. The securities issued to non- United States investors were issued in accordance with Regulation S of the Securities Act of 1933. The issuance of such securities to United States investors was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        19. In connection with the June 1996 private placement, the Company issued to the placement agent in consideration of the efforts of the placement agent, warrants to purchase 401,924 shares of Common Stock at a price (subject to adjustment) of $0.9875 per share.

        20. In July and August 1996, the Company issued 245,931 shares of Common Stock for $170,000 cash and Warrants with a face value of $3,000,000 to accredited investors in the United States and to qualified investors outside of the United States. The securities issued to non- United States investors were issued in accordance with Regulation S of the Securities Act of 1933. The issuance of such securities to United States investors was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        21. In June 1997, the Company issued Secured Promissory Notes with limited conversion features with a face value of $500,000 to accredited investors in the United States and to qualified investors outside of the United States. The securities issued to non- United States investors were issued in accordance with Regulation S of the Securities Act of 1933. The issuance of such securities to United States investors was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        22. In September and October 1997, the Company issued 99,500 shares of Series A Redeemable Convertible Preferred Stock for $995,000 cash to accredited investors outside of the United States. The securities issued to non- United States investors were issued in accordance with Regulation S of the Securities Act of 1933. The issuance of such securities to United States investors was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

ITEM 27. EXHIBITS.

        The exhibits are listed in the Exhibit Index commencing at page II-5 hereof.

ITEM 28. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California on December 11, 1997.

                                    NORRIS COMMUNICATIONS, INC.



                                    By: /s/ Elwood G. Norris
                                        ---------------------------------------
                                        Elwood G. Norris, Chairman of the Board


                              ---------------------

                                POWER OF ATTORNEY


        Each person whose signature to this Registration Statement appears below hereby appoints Elwood G. Norris, Alfred H. Falk, Robert Putnam, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

                              ---------------------

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           NAME                            POSITION                               DATE
           ----                            --------                               ----
/s/ Elwood G. Norris                Chairman of the Board, Chief           December 11, 1997
-------------------------           Executive Officer and Director
Elwood G. Norris                    (principal executive officer)


/s/ Fred Falk                       President and Director                 December 11, 1997
-------------------------
Fred Falk



/s/ Renee Warden                    Controller                             December 11, 1997
-------------------------           (principal financial and
Renee Warden                        accounting officer)


/s/ Robert Putnam                   Vice President and Director            December 11, 1997
-------------------------
Robert Putnam

                                  EXHIBIT INDEX


EXHIBIT                             SEQUENTIAL DESCRIPTION
NUMBER                              ----------------------
-------
2.1      Share Exchange Agreement among the Company, Norcom Communications
         Corporation, and American Technology Corporation, dated for reference
         March 23, 1988 and filed as an Exhibit to the Company's Registration
         Statement on Form 10, as amended.

2.1.1    Amendment of Agreement among the Company, Norcom Communications
         Corporation, and American Technology Corporation, dated for reference
         March 23, 1988 and filed as an Exhibit to the Company's Registration
         Statement on Form 10, as amended.

2.2      Plan and Agreement of Reorganization among the Company, American
         Surface Mounted Devices, Inc. and ASMD, Inc.,dated August 11, 1989 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.3      Plan and Agreement of Reorganization among the Company, Sage
         Microsystems, Inc., and Sage Micro, Inc., dated November 7, 1991 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.4      Plan and Agreement of Reorganization among the Company, C.A.D. Co.
         Engineering, Inc. and CADCO Design Group, Inc., dated June 1, 1992 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.5      Plan and Agreement of Reorganization between American Surface Mounted
         Devices, Inc. and Comp General Corporation, Inc., dated March 31 1995 and filed previously as an Exhibit to Registration Statement No.
         33-92978.

2.6 Plan of Reorganization and Agreement of Merger, dated July , 1996 and filed as Exhibit A to the Company's July 3, 1996 Proxy Statement.

3.1 Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company's July 3,
         1996 Proxy Statement.

3.2      Bylaws of Norris Communications, Inc., filed as Exhibit C to the
         Company's July 3, 1996 Proxy Statement.

4.1 Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996),filed as Exhibit B to the Company's July 3, 1996
         Proxy Statement.

4.2      Bylaws of Norris Communications, Inc., filed as Exhibit C to the
         Company's July 3, 1996 Proxy Statement.

4.3      Form of Warrant Agreement dated June 7, 1996 for an aggregate of
         $3,805,900 issued to a total of twelve investors and filed as an Exhibit to the Company's Current Report on Form 8-K dated April 5,
         1996.

4.3.1 Form of Amendment No. 1 to Common Stock Warrant between the Company and three Warrant Holders holding an aggregate of $1,154,409 face value of warrants granted in July and August 1996 (Each Amendment is identical except for the dates and the name of the Warrant Holder), filed as
         Exhibit 4.11.1 to the Company's Form 8-K, dated September 10, 1997.

4.4      Warrant Agreement for 401,924 shares of Common Stock between the
         Company and Klein Investment Group, L.P. (formerly known as Iacocca
         Capital Partners, L.P.) dated August 7, 1997 and filed previously as an Exhibit to the Company's Current Report on Form 8-K dated August 29,
         1996.

4.4.1 First Amendment to Common Stock Warrant, Termination of January 7, 1997 Letter Agreement and Amendment to Consulting Agreement dated September 29, 1997 between the Company and Klein Investment Group, L.P., filed as
         Exhibit 4.12.1 to the Company's Form 10-QSB for the quarter ended September 30, 1997.

4.5 Note Agreement and Form of Note between the Company and nine investors dated August 23, 1997 and filed previously as Exhibit 10.33 to the Company's Annual Report on Form 10-KSB dated March 31, 1997.

5.1      Opinion of Higham, McConnell & Dunning LLP.*

10.1 Stock Purchase Warrant for 33,750 Common Shares between the Company and Cruttenden & Co., Inc. dated July 15,1994 and filed as Exhibit 4.3 to the Company's 1995 Form 10-KSB.

10.2 Stock Purchase Warrant for 300,000 Common Shares between the Company and CVD Financial Corporation dated July 15, 1994 and filed as Exhibit
         4.4 to the Company's 1995 Form 10-KSB.

10.2.1 First Amendment to Stock Purchase Warrant for 300,000 Common Shares between the Company and CVD Financial Corporation dated November 14, 1994 and filed as Exhibit 4.4.1 to the Company's 1995 Form 10-KSB.

10.2.2 Second Amendment to Stock Purchase Warrant (for 300,000 shares), dated August 1, 1995 and filed as Exhibit 10.5.5 to the Company's Form 8-K dated October 27, 1995.

10.3 Stock Purchase Warrant for 150,000 Common Shares between the Company and CVD Financial Corporation dated July 15, 1994 and filed as Exhibit
         4.5 to the Company's 1995 Form 10-KSB.

10.3.1 First Amendment to Stock Purchase Warrant for 150,000 Common Shares between the Company and CVD Financial Corporation dated November 14, 1994 and filed as Exhibit 4.5.1 to the Company's 1995 Form 10-KSB.

10.3.2 Second Amendment to Stock Purchase Warrant (for 150,000 shares), dated August 1, 1995 and filed as Exhibit 10.5.4 to the Company's Form 8-K dated October 27, 1995.

10.4 Stock Purchase Warrant (for 200,000 shares) dated August 1, 1995 and filed as Exhibit 10.5.6 to the Company's Form 8-K dated October 27, 1995.

10.4 Warrant Agreement for 82,100 Common Shares between the Company and Comdisco, Inc. dated as of August 15, 1994 and filed as Exhibit 4.6 to the Company's 1995 Form 10-KSB.

10.5 Warrant Agreement No. 1 for 106,986 Common Shares between the Company and Pennsylvania Merchant Group Ltd. dated March 1, 1995 and filed as
         Exhibit 4.7 to the Company's 1995 Form 10-KSB.

10.5.1 Warrant Agreement No. 2 for 87,300 Common Shares between the Company and Pennsylvania Merchant Group Ltd. dated March 17, 1995 and filed as
         Exhibit 4.7.1 to the Company's 1995 Form 10-KSB.

10.5.2 First Amendments to Warrant Agreements No. 1, 2 and 3 between the Company and Pennsylvania Merchant Group Ltd. dated as of September 29, 1997, filed as Exhibit 4.7.3 to the Company's Form 10-QSB for the quarter ended September 30, 1997.

10.6 Master Lease Agreement between Comdisco, Inc. and American Surface Mounted Devices, Inc. dated as of August 15, 1994 and filed as Exhibit
         10.7 to the Company's 1995 Form 10-KSB.

10.6.1 First Amendment to Warrant Agreement between the Company and First Bermuda Securities Ltd. dated as of September 30, 1997, filed as
         Exhibit 4.10.1 to the Company's Form 10-QSB for the quarter ended September 30, 1997.

10.7 Form of Warrant Agreement dated June 7, 1996 for an aggregate of $3,805,900 issued to a total of twelve investors and filed as an Exhibit to the Company's Current Report on Form 8-K dated April 5, 1996.

10.7.1 Form of Amendment No. 1 to Common Stock Warrant between the Company and three Warrant Holders holding an aggregate of $1,154,409 face value of warrants granted in July and August 1996 (Each Amendment is identical except for the dates and the name of the Warrant Holder), filed as
         Exhibit 4.11.1 to the Company's Form 8-K, dated September 10, 1997.

10.8 Warrant Agreement for 401,924 Common Shares between the Company and Klein Investment Group, L.P. (formerly known as Iacocca Capital Partners, L.P.) dated August 7, 1996 and filed previously as an Exhibit to the Company's Current Report on Form 8-K dated August 29, 1996.

10.9 Placement Agent's Warrant Agreement between Auerback, Pollack & Richardson, Inc. and the Company, filed as Exhibit 10.17 to the Company's Form 8-K dated November 13, 1995.

10.10 Warrant Certificate Issued to Auerbach, Pollak & Richardson, Inc. and filed as Exhibit 10.18 to the Company's Form 8-K dated November 13, 1995 and filed previously as an Exhibit to the Company's Current Report on Form 8-K, dated November 13, 1995.

10.10.1 Release and Termination of Right of First Refusal and Amendment to Warrant between the Company and Auerbach, Pollak & Richardson, Inc. dated May 13, 1996 and filed previously as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996.

10.10.2 Form of Amendment to Warrant Certificate and Warrant Agreement between the Company and Auerbach, Pollack & Richardson, Inc. and six individual assignees (identical amendments except as to the number of shares (total of 128,067 shares) and the name of holder) dated as of September 30, 1997, filed as Exhibit 10.18.2 to the Company's Form 10-QSB for the quarter ended September 30, 1997.

10.11 Warrant Agreement for 150,000 Common Shares between the Company and Higham, McConnell & Dunning dated October 10, 1996 and filed previously as an Exhibit to Registration Statement No. 333- 13779.

10.11.1 Amendment No. 1 to Stock Purchase Warrant Agreement between the Company and Higham, McConnell & Dunning dated September 30, 1997, filed as
         Exhibit 4.13.1 to the Company's Form 10-QSB for the quarter ended September 30, 1997.

10.12 Note Agreement and Form of Note between the Company and nine investors dated August 23, 1997 and filed previously as Exhibit 10.33 to the Company's Annual Report on Form 10-KSB dated March 31, 1997.

10.13 Stock Option Plan adopted by the Company on August 21, 1992 ("1992 Plan"), filed as Exhibit 10.10 to the Company's Registration Statement on Form 10, as amended.

10.14 Stock Option Plan adopted by the Company on September 29, 1994 ("1994 Plan"), filed as Exhibit 10.10 to the Company's 1995 Form 10-KSB.

10.15 Employment Agreement dated September 12, 1995 between the Company and Elwood G. Norris, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996.

10.16 Employment Agreement dated September 8, 1995 between the Company and Robert Putnam, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996.

10.17 Placement Agreement dated April 16, 1996 between the Company and Iacocca Capital Partners, L.P., filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996.

10.18 Form of Registration Rights Agreement effective June 7, 1996 between 11 investors and the Company aggregating $1,694,100, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996.

10.19 First Amendment to Placement Agreement dated May 20, 1996 between the Company and Iacocca Capital Partners, L.P., filed as an Exhibit to Registration Statement No. 333-7709.

10.20 Agreement dated July 30, 1996 between the Company and Greystone Capital, Ltd., filed as an Exhibit to Registration Statement No. 333-7709

10.21 OEM Purchase Agreement dated October 18, 1996 between the Company and Sanyo Information Systems (U.K.) Ltd., filed as an Exhibit to Registration Statement 333-7709.

10.22 Release and Waiver Agreement between the Company and certain Selling Shareholders, filed as an Exhibit to Registration Statement No. 333-7709.

10.23 Agreement dated January 6, 1997 between the Company and Lanier Worldwide, Inc., filed as an Exhibit to Registration Statement No. 333-7709 [Portions of this Exhibit have been omitted (based upon a request for confidential treatment) and have been filed separately with the Securities & Exchange Commission pursuant to Rule 406].

10.24 Controlled Liquidation and Lock Up Agreement dated March 1997 between the Company and certain Selling Shareholders filed as Exhibit 10.31 to Registration Statement 333-7709.

10.25 Consulting Agreement (with Warrants) between the Company and Klein Investment Group, L.P. dated January 7, 1997, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997.

10.25.1 Amendment to the Consulting Agreement (with Warrants between the Company and Klein Investment Group, L.P. dated January 7, 1997, filed as an Exhibit to the Company's Annual Report on Form 10- KSB for the fiscal year ended March 31, 1997.

10.25.2 First Amendment to Common Stock Warrant, Termination of January 7, 1997 Letter Agreement and Amendment to Consulting Agreement dated September 29, 1997 between the Company and Klein Investment Group, L.P., filed as
         Exhibit 4.12.1 to the Company's Form 10-QSB for the quarter ended September 30, 1997.

10.26 Note Agreement and form of Note between the Company and nine investors dated June 13, 1997 for an aggregate of $500,000, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997.

10.26.1 Collateral Patent Assignment between the Company and nine investors dated June 13, 1997, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997.

10.27 Lease Settlement Agreement and Promissory Note dated as of September 30, 1997 between the Company and Pomerado Properties, filed as Exhibit
         10.13.1 to the Company's Form 10-QSB for the quarter ended September 30, 1997.

11.1 Statement re computation of per share earnings, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997.

21.1 List of subsidiaries, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997.

23.1     Consent of Higham, McConnell & Dunning LLP, included in Exhibit 5.1.

23.2     Consent of Ernst & Young.*

----------

 * Each exhibit marked with an asterisk is filed concurrently herewith. Each exhibit not marked with an asterisk is incorporated by reference to an exhibit previously filed by the Company as indicated above.